UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material under §240.14a-12

WEST CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held May 13, 2014

Dear Fellow Stockholders:

We are pleased to invite you to the Annual Meeting of Stockholders of West Corporation, to be held on May 13, 2014, at 10:00 a.m. local time, at 11808 Miracle Hills Drive, Omaha, Nebraska 68154, for the following purposes:

1.	To elect the two Class I director nominees named in this proxy statement for a term expiring at the 2017 Annual Meeting of Stockholders;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014;

3.	To provide an advisory vote to approve named executive officer compensation;

4.	To provide an advisory vote on the frequency of the advisory vote to approve named executive officer compensation;

5.	To approve performance measures in the Amended and Restated 2013 Long-Term Incentive Plan;

6.	To approve performance measures in the Amended and Restated Executive Incentive Plan; and

7.	To consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

Holders of record of our common stock at the close of business on April 2, 2014 are entitled to notice of, and to vote at, the Annual Meeting. Stockholders of record may vote their shares by telephone, via the Internet, by signing, dating and mailing the proxy card in the envelope provided, by delivering a completed proxy card at the Annual Meeting or by voting in person at the Annual Meeting. Instructions regarding all methods of voting are contained on the proxy card that is included with this proxy statement. If your shares of our common stock are held through a bank, broker, fiduciary or custodian, follow the voting instructions on the form you receive from such institution. In such situations, the availability of telephone and Internet proxies will depend on their voting procedures.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE OR, IF YOU PREFER, SUBMIT YOUR PROXY BY TELEPHONE OR VIA THE INTERNET TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

By Order of the Board of Directors,

Thomas B. Barker Chief Executive Officer and Chairman of the Board
April 11, 2014

Important Notice Regarding Internet Availability of Proxy Materials for the

2014 Annual Meeting to Be Held on May 13, 2014

Our proxy materials relating to our 2014 Annual Meeting (notice, proxy statement and annual report) are available at www.west.com.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 13, 2014

We are pleased to invite you to the Annual Meeting of Stockholders of West Corporation, to be held on May 13, 2014, at 10:00 a.m. local time, at 11808 Miracle Hills Drive, Omaha, Nebraska 68154. This will be our first annual meeting of stockholders following the initial public offering of 21,275,000 shares of our common stock, which was completed on March 27, 2013 (the “Offering” or “IPO”). More information about the Offering can be found in our Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective on March 21, 2013.

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement and accompanying proxy card are first being distributed on or about April 11, 2014 to stockholders of West Corporation, which is sometimes referred to in this proxy statement as “we,” “us,” “our,” “West” or the “Company,” in connection with the solicitation by our board of directors (the “Board of Directors” or “Board”) on behalf of the Company of proxies to be voted at the Annual Meeting of Stockholders to be held on May 13, 2014, at 10:00 a.m. local time, at 11808 Miracle Hills Drive, Omaha, Nebraska 68154, and any postponement or adjournment thereof.

Matters to be Considered

At the Annual Meeting of Stockholders, stockholders will be asked to vote (i) to elect the two Class I director nominees named in this proxy statement for a term expiring at the 2017 Annual Meeting of Stockholders, (ii) to ratify the selection of the independent registered public accounting firm, (iii) to approve, on an advisory non-binding basis, the compensation of our named executive officers, (iv) to advise on the frequency of the advisory vote on executive compensation, (v) to approve the material terms of the performance measures in the Amended and Restated 2013 Long-Term Incentive Plan and (vi) to approve the material terms of the performance measures in the Amended and Restated Executive Incentive Plan. See the sections entitled “PROPOSAL 1—ELECTION OF DIRECTORS,” “PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,” “PROPOSAL 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION,” “PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION,” “PROPOSAL 5—APPROVAL OF THE PERFORMANCE MEASURES IN THE AMENDED AND RESTATED 2013 LONG-TERM INCENTIVE PLAN” and “PROPOSAL 6—APPROVAL OF THE PERFORMANCE MEASURES IN THE AMENDED AND RESTATED EXECUTIVE INCENTIVE PLAN.” The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the Notice of Annual Meeting of Stockholders (“Notice”). If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Stock Outstanding and Entitled to Vote

Holders of our common stock as of the close of business on the record date, which was April 2, 2014, are entitled to notice of, and to vote at, the Annual Meeting of Stockholders. As of April 2, 2014, there were 84,198,333 shares of our common stock outstanding and entitled to vote at the Annual Meeting, with each share entitled to one vote.

Information About This Proxy Statement

Why you received this proxy statement. You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting of Stockholders. This proxy statement includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares. If you own shares of our common stock in more than one account, such as individually or jointly with your spouse, you may receive more than one Notice relating to these proxy materials.

Voting by and Revocation of Proxies

Stockholders of record are requested to vote in one of four ways:

•	By telephone—You may use the toll-free telephone number shown on your proxy card;

•	Via the Internet—You may visit the Internet website indicated on your proxy card and follow the on-screen instructions;

•	By mail—You may date, sign and promptly return your proxy card by mail in the enclosed postage prepaid envelope; or

•	In person—You may deliver a completed proxy card at the meeting or vote in person.

Voting instructions (including instructions for both telephonic and Internet voting) are provided on the proxy card. The telephone and Internet voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions and to confirm that stockholders’ instructions have been recorded properly. A control number, located on the proxy card, will identify stockholders and allow them to submit their proxies and confirm that their voting instructions have been properly recorded. Costs associated with electronic access, such as usage charges from telephone companies and Internet access providers, must be borne by the stockholder. If you submit your proxy by telephone or via the Internet, it will not be necessary to return your proxy card.

If a stockholder does not return a signed proxy card or submit a proxy by telephone or via the Internet, and does not attend the meeting and vote in person, his or her shares will not be voted. Shares of our common stock represented by properly executed proxies received by us or proxies submitted by telephone or via the Internet, which are not revoked, will be voted at the meeting in accordance with the instructions contained therein.

If you submit a properly completed proxy but do not indicate how your shares should be voted on a proposal, the shares represented by your proxy will be voted as the Board of Directors recommends on such proposal. In addition, if any other matter is properly presented at the 2014 Annual Meeting of Stockholders, the persons named in the accompanying proxy card will have discretion to vote in their best judgment on such matter.

Any proxy signed and returned by a stockholder or submitted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to the Company’s Secretary at our address set forth herein, by executing and delivering a later-dated proxy (either in writing, by telephone or via the Internet), or by voting in person at the meeting. Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

If your shares are held through a bank, broker, fiduciary or custodian, please follow the voting instructions on the form you receive from such institution. In such situations, the availability of telephone and Internet voting will depend on your institution’s voting procedures.

Quorum

The presence at the Annual Meeting of Stockholders, in person or represented by proxy, of the holders of a majority of the voting power of the Company’s capital stock issued and outstanding and entitled to vote at the Annual Meeting is required to constitute a quorum to transact business at the Annual Meeting. Abstentions and broker non-votes (as such term is described below in the section entitled “—Shares Held by Brokers”) will be counted toward the establishment of a quorum.

Required Votes

Proposal 1: Election of nominees named in this proxy statement as Class I directors. The affirmative vote of a majority of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein as a Class I director (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee). “Abstentions” and “broker non-votes” will not be counted as a vote cast either “for” or “against” a nominee’s election and thus will not affect the election of a nominee; provided, however, that in a Contested Election of Directors (as defined in the Second Amended and Restated Bylaws), directors shall be elected by a plurality of the votes cast on the election of directors (instead of by votes cast “for” or “against” a nominee).

Proposal 2: Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2014. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes, if any, will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal. We do not expect there to be any broker non-votes with respect to the proposal.

Proposal 3: Advisory vote to approve named executive officer compensation. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve, on a non-binding, advisory basis, the compensation paid to our named executive officers. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Proposal 4: Advisory vote on the frequency of the advisory vote to approve named executive officer compensation. The non-binding, advisory vote with respect to the determination as to whether the advisory vote to approve named executive officer compensation shall occur every one, two or three years shall be decided by a plurality of the votes cast among the three alternatives. This means that the alternative receiving the most votes will be considered to be the expressed preference of the stockholders, even if those votes do not constitute a majority of the votes cast. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Proposal 5: Approval of the performance measures in the Amended and Restated 2013 Long-Term Incentive Plan. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve the performance measures included in the West Corporation Amended and Restated 2013 Long-Term Incentive Plan. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Proposal 6: Approval of the performance measures in the Amended and Restated Executive Incentive Plan. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve the performance measures included in the West Corporation Amended and Restated Executive Incentive Plan. Abstentions will be counted as present and entitled to vote on the proposal and will therefore have the effect of a negative vote. Broker non-votes will not be counted as present and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

Other Matters. If any other matters are properly presented at the Annual Meeting for action, including a question of adjourning or postponing the meeting, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

Shares Held by Brokers

If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on the ratification of the appointment of Deloitte & Touche LLP but will not be permitted to vote your shares on any of the other items. If you do not provide voting instructions on these items, including the election of the nominees named herein as directors, the shares will be treated as “broker non-votes” with respect to such item.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the Annual Meeting of Stockholders, including preparation, assembly, printing and mailing of this proxy statement, the annual report, the proxy card and any additional information furnished to stockholders. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding any solicitation materials to such beneficial owners. However, we do not reimburse or pay additional compensation to our own directors, officers or other employees for soliciting proxies.

Independent Registered Public Accounting Firm

We have been advised that a representative of Deloitte & Touche LLP, our independent registered public accounting firm for the year ended December 31, 2013, will attend the Annual Meeting of Stockholders. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors currently consists of eight directors: Mr. Lee Adrean, Mr. Thomas B. Barker, Mr. Anthony J. DiNovi, Mr. Paul R. Garcia, Ms. Laura A. Grattan, Mr. Michael A. Huber, Mr. Soren L. Oberg and Mr. Gregory T. Sloma. In accordance with our Amended and Restated Certificate of Incorporation, the Board is divided into three classes of directors—Class I, Class II and Class III—with initial terms expiring, respectively, at the first, second and third Annual Meetings of Stockholders following the Offering. Commencing with the respective expirations of each class’ initial term, the directors of such class shall be elected to hold office for staggered three-year terms. The initial terms of the Class I directors expire on the date of the 2014 Annual Meeting of Stockholders, subject to the election and qualification of their respective successors.

In connection with the recapitalization of the Company completed on October 24, 2006 (the “Recapitalization”), we entered into a stockholder agreement (“Stockholder Agreement”) with certain stockholders including the investors related to Thomas H. Lee Partners, L.P. (“THL”); the investors related to Quadrangle Group LLC (“Quadrangle” and, together with THL, the “Former Sponsors”); our founders, Gary L. West and Mary E. West; and certain of our executive officers, including Thomas B. Barker, Nancee R. Berger, Paul M. Mendlik, David C. Mussman and Steven M. Stangl. The Stockholder Agreement was amended and restated on March 8, 2013 to become effective upon the closing of the Offering (“Amended Stockholder Agreement”). None of our executive officers is a party to the Amended Stockholder Agreement. The Amended Stockholder Agreement provides that our Board of Directors shall be comprised of between five and eight members or such other number as may be specified from time to time by the Board in accordance with our Amended and Restated Certificate of Incorporation then in effect, and that certain of our stockholders have the right to designate director nominees to our Board of Directors, subject to their election by our stockholders at the annual meeting, as follows:

•

the THL investors are entitled to designate up to four directors for so long as they own at least a specified percentage of the shares of the Company they beneficially owned immediately prior to the closing of the Offering (the equivalent of 5% of such shares entitling the THL investors to designate one director);

•

the Quadrangle investors are entitled to designate one director for so long as they own at least the equivalent of 25% of the shares of the Company they beneficially owned immediately prior to the closing of the Offering; and

•	our Chief Executive Officer will be designated as a director by the holders of a majority of the shares of our common stock that were issued to the Former Sponsors.

Subject to applicable limitations in our Amended and Restated Certificate of Incorporation, each of the THL investors and the Quadrangle investors has the right to cause the resignation and replacement of its director designees at any time and for any reason and to fill any vacancies otherwise resulting in such director positions. Because our Chief Executive Officer is appointed, and may be terminated, by our Board of Directors, the Former Sponsors will effectively have the ability to select our Chief Executive Officer through the designation of directors, subject to ownership of our common stock above a certain threshold.

Nominees for Election to the Board of Directors

Each of the two Class I director nominees listed below is currently a director of the Company. The following biographies describe the business experience of each Class I director nominee. Following the biographical information for each director nominee, we have listed specific qualifications that the Board of Directors considered in determining whether to recommend that the director be nominated for election at the 2014 Annual Meeting.

If elected, each of the Class I director nominees is expected to serve for a term expiring at the Annual Meeting of Stockholders in 2017 and until his successor has been elected and qualified. The Board expects that each of the nominees will be available for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board may nominate.

The Board of Directors recommends a vote FOR the following nominees for election as Class I directors.

Name	Age	Principal Occupation, Business Experience and Directorships

Thomas B. Barker	59

Mr. Barker is the Chairman of the Board and Chief Executive Officer of West Corporation. Mr. Barker joined West Corporation in 1991 as Executive Vice President of West Interactive Corporation. He was promoted to President and Chief Operating Officer of West Corporation in March 1995. He was promoted to President and Chief Executive Officer of the Company in September of 1998 and served as our President until January 2004. Mr. Barker has been a director of the Company since 1997 and Chairman of the Board since March 2008. Mr. Barker is the only director who is also a manager of the Company.

Mr. Barker provides insight from his 22 year tenure at West, including 15 years as Chief Executive Officer. His many years of experience running the Company provide an in-depth understanding of the Company’s history and complexity and add a valuable perspective for Board decision making.

Anthony J. DiNovi	51

Mr. DiNovi is Co-President of THL. Mr. DiNovi joined THL in 1988. Mr. DiNovi is currently a director of Dunkin’ Brands Group, Inc. Within the last five years, Mr. DiNovi formerly served on the boards of Michael Foods, Inc., American Media Operations, Inc. and Nortek, Inc. Mr. DiNovi has been a director of the Company since 2006 and was Chairman of the Board from October 2006 until March 2008.

Mr. DiNovi was selected as a director because of his experience addressing financial, strategic and operating issues as a senior executive of a financial services firm and as a director of several companies in various industries.

Other Members of the Board of Directors

Set forth below is the biographical information and qualifications of the continuing directors who are not nominees for election at this Annual Meeting of Stockholders as their current terms do not expire in 2014. Messrs. Adrean, Huber and Oberg are Class II directors whose initial terms will expire in 2015, and Ms. Grattan and Messrs. Sloma and Garcia are Class III directors whose initial terms will expire in 2016.

Name	Age	Principal Occupation, Business Experience and Directorships

Lee Adrean	62

Mr. Adrean is Corporate Vice President and Chief Financial Officer of Equifax, Inc., an information services company, a position he has held since October 2006. From 2004 to 2006, Mr. Adrean was Executive Vice President and Chief Financial Officer of NDCHealth Corporation, a health care technology company. From February 2000 to 2004, Mr. Adrean was Executive Vice President and Chief Financial Officer at EarthLink, Inc., an internet service provider. From 1995 to 2000, Mr. Adrean was Chief Financial Officer of First Data Corporation, a payment processing company. Mr. Adrean currently serves on the Board of Directors and as chair of the Audit Committee of Vantiv, Inc. Mr. Adrean joined the Board in March 2014.

Mr. Adrean was selected as a director because of his extensive experience and expertise in financial and accounting matters, including his experience as a Chief Financial Officer of several public companies.

Paul R. Garcia	61

Mr. Garcia is Chairman of the Board of Global Payments Inc., a leading provider of payment processing services. From February 2001 until October 2013, Mr. Garcia was Chief Executive Officer of Global Payments Inc. Mr. Garcia was also the Chief Executive Officer of NDC eCommerce, a division of National Data Corporation from July 1999 to January 2001. Mr. Garcia was President and Chief Executive Officer of Productivity Point International from March 1997 to September 1998, Group President of First Data Card Services from 1995 to 1997, Chief Executive Officer of National Bancard Corporation from 1989 to 1995 and has been a Director of Dun & Bradstreet Corp since May 2012.

Mr. Garcia was nominated to serve as a director effective immediately following the closing of our IPO because of his experience as a chief executive officer of a publicly traded company and extensive knowledge of and experience in the platform-based payment services and financial services industries.

Laura A. Grattan	32

Ms. Grattan is a Principal at THL. Ms. Grattan worked at THL from 2005 to 2007 as an Associate and then returned in 2009 as a Vice President and in 2013 became a Principal. In addition to West Corporation, Ms. Grattan is a director of inVentiv Group Holdings, Inc. Ms. Grattan joined the Board in October 2012.

Ms. Grattan was selected as a director because of her experience addressing financial, strategic and operating issues as an executive of a financial services firm and as a director of several companies in various industries.

Name	Age	Principal Occupation, Business Experience and Directorships

Michael A. Huber	45

Mr. Huber is President and a Managing Principal at Quadrangle. Mr. Huber joined Quadrangle in January 2004 as a Managing Principal and since January 2010 has served as its President. Mr. Huber currently serves on the Boards of Directors of Data & Audio-Visual Enterprises Holdings Inc., GET AS, NTELOS Holdings Corp., Lumos Networks Corp. and Tower Vision Mauritius Limited and as a managing member of Access Spectrum LLC and of Hargray Holdings LLC. Mr. Huber is also a member of the Board of Trustees of Macalester College. Mr. Huber joined the Board in January 2014.

Mr. Huber was selected as a director because of his experience as a senior executive with particular skills in finance, administration, governance, and other aspects of public and private company management.

Soren L. Oberg	43

Mr. Oberg is a Managing Director of THL. Mr. Oberg worked at THL from 1993 to 1996 and rejoined in 1998. Mr. Oberg is currently a director of Ceridian Corporation, Grupo Corporativo Ono, S.A, CompuCom Systems, Inc. and Systems Maintenance Services, Inc. Within the last five years, Mr. Oberg formerly served on the boards of American Media Operations, Inc. and various private companies. Mr. Oberg has been a director of the Company since 2006.

Mr. Oberg was selected as a director because of his experience addressing financial, strategic and operating issues as a senior executive of a financial services firm and as a director of several companies in various industries.

Gregory T. Sloma	62

Mr. Sloma is a business, financial and tax advisor to private companies. Mr. Sloma is also a board member and Chairman of the Audit Committee of Financial Transmission Network, Inc., a private company which designs, develops and manages scalable, customized solutions that incorporate check scanning, ACH processing, card processing and ID verification on a single, managed platform. From July 2001 to January 2004, Mr. Sloma was Vice Chairman and Director of Mergers & Acquisitions of Data Transmission Network Corporation (“DTN”), an Omaha-based provider of electronic information and communication services. Prior to holding this position, Mr. Sloma served as DTN’s President and Chief Executive Officer. He was an employee of DTN since April 1993, holding the positions of President and Chief Operating Officer, Executive Vice President and Chief Financial Officer and Executive Vice President and Chief Operating Officer.

Mr. Sloma was appointed to serve as a director effective immediately following the closing of our IPO because of his extensive experience and expertise in financial and accounting matters, as well as his experience as a member of our Board of Directors and Audit Committee prior to our recapitalization in 2006.

CORPORATE GOVERNANCE

Independence of the Board of Directors and Controlled Company Exemption

Pursuant to our Corporate Governance Guidelines, a copy of which is available on our website at www.west.com under the Governance tab on the Investor Information page, the Board of Directors is required to affirmatively determine whether each of our directors is independent under the listing standards of NASDAQ, the principal exchange on which our common stock is traded.

During its review of director independence, the Board considers all information it deems relevant, including, without limitation, any transactions and relationships between each director or any member of his or her immediate family and the Company or its subsidiaries or affiliates. The purpose of this review is to determine whether any such relationship or transaction would interfere with the individual’s independent judgment in carrying out the responsibilities of a director. Because it is not possible to anticipate or explicitly provide for all circumstances that might signal potential conflicts of interest or bear on the materiality of a director’s relationship with the Company, the Board, when making its “independence” determinations, prefers to broadly consider all relevant facts and circumstances, including, without limitation, applicable independence standards promulgated by NASDAQ.

As a result of this review, the Board has affirmatively determined that each of Messrs. Sloma, Garcia and Adrean are independent under the applicable listing standards of NASDAQ.

Because the Former Sponsors have agreed to act together on certain matters, including with respect to the election of directors, and own more than 52% of our voting power, we are a “controlled company” within the meaning of the listing standards of NASDAQ. As such, we may avail ourselves of the “controlled company” exception by which a company is exempt from certain of the corporate governance requirements under the listing standards of NASDAQ, including:

•	the requirement that a majority of our Board of Directors consist of independent directors;

•	the requirement that we have a Nominating and Corporate Governance Committee that is composed entirely of independent directors; and

•	the requirement that we have a Compensation Committee that is composed entirely of independent directors.

Because we have availed ourselves of the “controlled company” exception under the listing standards of NASDAQ, neither our Compensation Committee nor our Nominating and Corporate Governance Committee will be composed entirely of independent directors as defined under the listing standards of NASDAQ.

Committees of the Board of Directors

Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board has adopted charters for each of its standing committees. Copies of the committees’ charters are posted on our website at www.west.com under the Governance tab on the Investor Information page. Each of the standing committees reports to the Board as they deem appropriate and as the Board requests. The duties and responsibilities of these standing committees are set forth below.

Audit Committee

The controlled company exception does not modify the independence requirements for the Audit Committee, and we comply with the requirements of the Sarbanes-Oxley Act and the listing standards of NASDAQ, which require that our Audit Committee be composed of at least three members, all of whom are independent.

Our Audit Committee’s primary duties and responsibilities are, among other things, to: (1) appoint, compensate, retain and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and review and appraise the audit efforts of the Company’s independent accountants; (2) establish procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters; (3) engage independent counsel and other advisers, as necessary; (4) determine funding of various services provided by accountants or advisers retained by the Audit Committee; (5) review our financial reporting processes and internal controls; (6) review and approve related-party transactions or recommend related-party transactions for review by independent members of our Board of Directors; and (7) provide an open avenue of communication among the independent accountants, financial and senior management and the Board.

The current members of the Audit Committee are Messrs. Sloma (Chair), Garcia and Adrean. Mr. Adrean was appointed to the Audit Committee following its approval of the Report of the Audit Committee included in this proxy statement and thus did not participate in the Committee’s review and discussions conducted in connection therewith. The Board of Directors has determined that Mr. Sloma qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K, and the Board is satisfied that all members of our Audit Committee have sufficient expertise and business and financial experience necessary to effectively perform their duties as members of the Audit Committee.

Each of Messrs. Sloma, Garcia and Adrean meet the definition of an “independent director” for purposes of serving on an audit committee under Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the listing standards of NASDAQ.

The Audit Committee met four times in 2013.

Compensation Committee

Because we have availed ourselves of the “controlled company” exception under the listing standards of NASDAQ, we are not required to have the Compensation Committee consist entirely of independent directors as defined under the listing standards of NASDAQ.

The purpose of the Compensation Committee is to discharge the responsibilities of our Board of Directors relating to compensation of our directors and executive officers. The Compensation Committee reviews and recommends to our Board of Directors compensation plans, policies and programs and approves specific compensation levels for all executive officers. The Compensation Committee also prepares the Compensation Committee Report on executive compensation included in these proxy materials.

Our Compensation Committee plays an integral role in our processes and procedures for the consideration and determination of executive compensation. The Compensation Committee annually reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and reviews, determines and makes a recommendation to the independent directors regarding the Chief Executive Officer’s compensation level based on this evaluation. The Compensation Committee annually evaluates the performance of the other executive officers against corporate goals and objectives and reviews, determines and makes a recommendation to the Board of Directors regarding these other officers’ compensation. The Compensation Committee has the authority to review and recommend or approve salary and bonus compensation, grants and awards of equity-based compensation under the Company’s incentive compensation and equity-based plans and employment, severance, consulting and change in control or termination agreements and arrangements for the Company’s executive officers.

The Compensation Committee’s determinations and recommendations are developed, where appropriate, with input from the officers and other employees of the Company. The Compensation Committee reviews management recommendations, and the advice of legal counsel, along with other sources of data, when formulating its recommendations to the Board. A discussion and analysis of the compensation decisions regarding the executive officers named in the Summary Compensation Table appears in this proxy statement in the section entitled “COMPENSATION DISCUSSION AND ANALYSIS.”

To assist it in performing its duties, the Compensation Committee has the authority to engage outside consulting firms. The Compensation Committee has sole authority to replace compensation consultants retained from time to time and to hire additional compensation consultants at any time.

The Compensation Committee consists of Messrs. DiNovi (Chair) and Oberg and currently has no independent director.

The Compensation Committee formally met two times in 2013 and met informally on additional occasions in 2013 to discuss seven actions taken by unanimous written consent.

Nominating and Corporate Governance Committee

Because we have availed ourselves of the “controlled company” exception under the listing standards of NASDAQ, we are not required to have the Nominating and Corporate Governance Committee consist entirely of independent directors as defined under the listing standards of NASDAQ.

The Nominating and Corporate Governance Committee is responsible for recruiting and retention of qualified persons to serve on our Board of Directors, including proposing such individuals to the Board of Directors for nomination for election as directors, for evaluating the performance, size and composition of the Board of Directors and for oversight of our compliance activities.

The Nominating and Corporate Governance Committee consists of Mr. Oberg (Chair) and Ms. Grattan and currently has no independent director.

The Nominating and Corporate Governance Committee did not meet in 2013.

Criteria for Director Nominees

In selecting director candidates, the Nominating and Corporate Governance Committee and the Board of Directors consider whether the candidates possess the required skill sets and fulfill the qualification requirements of directors approved by the Board. In this respect, the Nominating and Corporate Governance Committee and the Board consider, among other qualifications: experience; background; judgment; integrity; ability to make independent analytical inquiries; understanding of the Company’s business environment; personal accomplishment; geographic, gender, age or ethnic diversity; and willingness to devote adequate time to Board duties. In evaluating candidates for nomination to the Board, the Nominating and Corporate Governance Committee shall take into account NASDAQ listing rules and any other applicable law, regulation or rule. Other than the foregoing, there are no minimum criteria for director nominees, and the Nominating and Corporate Governance Committee may consider such other qualifications as it may deem appropriate. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best achieve the success of the Company’s business and represent shareholder interests through the exercise of sound judgment.

Process for Identifying and Evaluating Director Nominees

The Board of Directors is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The Nominating and Corporate

Governance Committee is responsible for, among other things, identifying, recruiting and screening potential candidates, and then selecting or recommending that the Board select director nominees to stand for election at each annual meeting of stockholders of the Company in which directors will be elected. In the event there is a vacancy on the Board, the Nominating and Corporate Governance Committee is also responsible for identifying individuals that the Committee believes are qualified to become Board members and recommending such individual(s) for appointment to the Board. The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for nomination, balancing the value of continuity of service with that of obtaining a new perspective. If any member of the Board did not wish to continue in service or if the Nominating and Corporate Governance Committee decided not to nominate a member for reelection, the Nominating and Corporate Governance Committee would identify the desired skills and experience of a new nominee based on the criteria listed above. Executive search firms may be retained to identify individuals that meet the criteria of the Nominating and Corporate Governance Committee. Our Amended Stockholder Agreement provides that certain of our stockholders have the right to designate director nominees to our Board of Directors, subject to their election by our stockholders at the annual meeting. Additional details regarding the Amended Stockholder Agreement are discussed above in the section entitled “PROPOSAL 1—ELECTION OF DIRECTORS.”

The Nominating and Corporate Governance Committee will consider director candidates recommended by the Company’s management or stockholders in the same manner in which it evaluates other candidates identified by the Committee, if such recommendations are properly submitted to the Company. Stockholders wishing to recommend persons for consideration by the Nominating and Corporate Governance Committee as nominees for election to the Board can do so by writing to the Company’s Secretary by mail at West Corporation, Corporate Secretary, 11808 Miracle Hills Drive, Omaha, Nebraska 68154. Recommendations must include the information relating to such candidate that would be required to be disclosed in a proxy statement in accordance with Regulation 14A, as well as other information required for nomination of directors by stockholders as provided in our Second Amended and Restated Bylaws. The Company may require any proposed director candidate to furnish such other information as may reasonably be required by the Company to determine the eligibility of the candidate to serve either as a director of the Company or as an independent director of the Company under applicable rules, regulations and guidelines, or that could be material to a reasonable stockholder’s understanding of the qualifications and/or independence, or lack thereof, of the candidate, as determined in the Board’s sole discretion.

In addition to recommending director candidates to the Nominating and Corporate Governance Committee, stockholders may also, pursuant to procedures established in our Second Amended and Restated Bylaws, directly nominate one or more director candidates to stand for election at an annual or special meeting of stockholders. For an annual meeting of stockholders, a stockholder wishing to make such a nomination must deliver a notice of nomination to the Company’s Secretary in proper written form not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting or, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the date of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, no more than 120 days prior to such annual meeting nor less than the later of (A) 90 days prior to such annual meeting and (B) 10 days after the earlier of (1) the day on which notice of the date of the meeting was mailed or (2) the day on which public disclosure of the date of the meeting was made. The deadline for such notice with respect to the 2015 Annual Meeting of Stockholders is discussed below in the section entitled “STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING.” For a special meeting of stockholders, a stockholder’s notice of nomination must be received by the Company’s Secretary in proper written form no more than 10 days after the earlier of (A) the day on which notice of the date of the special meeting was mailed or (B) the day on which public disclosure of the date of the special meeting was made. In either case, a notice of nomination submitted by a stockholder must include the information concerning the nominating stockholder and the stockholder’s nominee(s) as required by our Second Amended and Restated Bylaws.

Board of Directors Leadership Structure

Mr. Thomas B. Barker, our Chief Executive Officer, serves as the Chairman of our Board of Directors. The Board believes that the combined role of Chairman and Chief Executive Officer, together with the use of regular executive sessions of the independent directors, achieves an appropriate balance between the effective development of key strategic and operational objectives and independent oversight of management’s execution of those objectives.

The Board believes that having the Company’s Chief Executive Officer serve as the Chairman is in the best interest of its stockholders because this structure ensures a seamless flow of communication between management and the Board, in particular with respect to the Board’s oversight of the Company’s strategic direction, as well as the Board’s ability to ensure management’s focused execution of that strategy. The Board additionally believes that because the Chairman and Chief Executive Officer is the director most familiar with the Company’s business, industry and day-to-day operations, he is well-positioned to help the Board focus on those issues of greatest importance to the Company and its stockholders and to assist the Board with identifying the Company’s strategic priorities, as well as the short-term and long-term risks and challenges facing the Company. While independent directors have invaluable experience and expertise from outside the Company and its businesses, giving them different perspectives regarding the development of the Company’s strategic goals and objectives, the Chief Executive Officer is well-suited to bring Company-specific experience and industry expertise to his discussions with non-management directors.

The Board does not believe that a single leadership structure is right for all companies at all times, however, so the Board will periodically review its leadership structure to determine, based on the circumstances at the time, whether it and its committees are functioning effectively and recognizes that, depending on the circumstances, other leadership models might be appropriate.

Board of Directors Role in Risk Oversight

The Board of Directors has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant board committees. The Board of Directors is responsible for oversight of strategic and financial risks and exposures associated with the Company’s business strategy, policy matters, significant litigation and regulatory exposures. The Board of Directors also has the ultimate responsibility through its relevant committees to evaluate the integrity of the Company’s accounting and financial reporting systems and to manage conflicts of interest in accordance with its own internal guidelines, NASDAQ rules and applicable law.

Our Audit Committee has been delegated the responsibility for overseeing our risk assessment and risk management processes on behalf of the full Board, including the Company’s major litigation and financial risk exposures and the steps management has taken to monitor and control such exposures. Risks and opportunities are considered in business decision making and as part of our overall business strategy. Our management, including our executive officers, is primarily responsible for managing the risks associated with the operation and business of our company, and the Audit Committee is responsible for discussing guidelines and policies by which risk assessment and management are undertaken. Senior management provides updates to the Audit Committee and reports to both the Audit Committee and the full Board on any identified high priority risks and opportunities.

Compensation Risks

Our Compensation Committee reviews periodically the Company’s compensation plans, policies and programs to assess the extent to which they encourage excessive or inappropriate risk-taking or earnings manipulation. The Compensation Committee has reviewed our compensation plans, policies and programs and concluded that they are not reasonably likely to have a material adverse effect on the Company.

Attendance at Meetings

It is our policy that each director is expected to dedicate sufficient time to the performance of his or her duties as a director, including by attending meetings of the stockholders, Board of Directors and committees of which he or she is a member.

In 2013, the Board held six meetings, including regularly scheduled and special meetings. All incumbent directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which he or she has been a director); and (ii) the total number of meetings held by all committees on which he or she served (during the periods for which he or she has served).

Communications with the Board of Directors

Shareholders who would like to communicate with an individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, may do so by writing to them by mail, c/o General Counsel, West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154. Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. Communications also may be referred to other departments within the Company. Any such communication is then distributed to the director or directors named therein unless such communication is considered, either presumptively or in the reasonable judgment of the Company’s General Counsel, to be improper for submission to the intended recipient or recipients. Examples of communications that would presumptively be deemed improper for submission include, without limitation, solicitations, communications that are primarily commercial in nature, communications that are related to an improper or irrelevant topic, or communications that request general information about the Company.

Amended and Restated Code of Ethical Business Conduct

We have adopted an Amended and Restated Code of Ethical Business Conduct (the “Ethics Code”) that is applicable to all of our directors, officers and employees. The Ethics Code includes standards and procedures for reporting and addressing potential conflicts of interest, the accuracy of the Company’s financial records, corporate opportunities and insider information, as well as a general code of conduct that provides guidelines regarding how to conduct business in an ethical manner. A copy of the Ethics Code is available on our website at www.west.com under the Governance tab on the Investor Information page. Any waivers of the Ethics Code for directors or executive officers, or any amendments to the Ethics Code, shall be posted on West’s web site within four business days of such amendments or waivers, as the case may be.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines. These guidelines outline the operating principles of our Board of Directors and the composition and working process of our Board and its committees. The Nominating and Corporate Governance Committee is responsible for developing and monitoring compliance with our Corporate Governance Guidelines. The Board of Directors periodically reviews the Corporate Governance Guidelines and may amend them from time to time. A copy of our Corporate Governance Guidelines is posted on our website at www.west.com under the Governance tab on the Investor Information page.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires West’s directors, executive officers and beneficial owners of more than 10 percent of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based on a review of the copies of such forms furnished to the Company and written representations from the Company’s directors and executive officers, the Company believes that all forms required to be filed during 2013 were filed in a timely manner.

Compensation Committee Interlocks and Insider Participation

Those directors who were members of our Compensation Committee for some period during 2013 included Messrs. DiNovi (Chair) and Oberg. No member of the Compensation Committee was, during 2013 or previously, an officer or employee of the Company or its subsidiaries. In addition, during 2013, there were no Compensation Committee interlocks required to be disclosed. Messrs. DiNovi and Oberg are affiliated with THL, a Former Sponsor. Prior to the Offering, THL provided management and advisory services to the Company pursuant to a management agreement. Upon completion of the Offering, payments were made to the Former Sponsors, and the management agreement, in accordance with its terms, was terminated. Please see “Related Person Transactions” for further information regarding the management agreement.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table summarizes the beneficial ownership of our common stock as of April 2, 2014 by:

•	each person or group who we know beneficially owns more than 5% of our common stock;

•	each member of our Board of Directors and each director nominee;

•	each executive officer whose name appears in the Summary Compensation Table below; and

•	all members of our Board of Directors and our executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 2, 2014 are deemed to be outstanding and beneficially owned by the person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Except as noted by footnote, all stockholdings are as of April 2, 2014 and the percentage of beneficial ownership is based on 84,198,333 shares of common stock outstanding as of April 2, 2014.

Name and Address of Beneficial Owners(1)	Shares Beneficially Owned	Percent of Common Shares
5% Stockholders
Thomas H. Lee Partners Funds(2)	36,262,765	43.1%
Gary L. West(3)	7,706,139	9.2%
Mary E. West(4)	7,612,389	9.0%
Quadrangle Group Funds(5)	7,545,309	9.0%
FMR LLC(6)	6,997,326	8.3%
Directors and Named Executive Officers
Lee Adrean	4,203	*
Thomas B. Barker(7)	1,050,386	1.2%
Nancee R. Berger(8)	377,400	*
Anthony J. DiNovi	—	—
Paul R. Garcia	9,194	*
Laura A. Grattan	—	—
Michael A. Huber	—	—
Paul M. Mendlik(9)	280,967	*
Soren L. Oberg	—	—
Gregory T. Sloma	9,194	*
Steven M. Stangl(10)	236,632	*
Todd B. Strubbe(11)	162,500	*
All directors and executive officers as a group (15 persons)(12)	2,554,833	3.0%

*	Less than 1%

(1)	The address of each of our executive officers and directors is c/o West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154.

(2)

Includes 15,028,249 shares of common stock owned by Thomas H. Lee Equity Fund VI, L.P.; 10,176,330 shares of common stock owned by Thomas H. Lee Parallel Fund VI, L.P.; 1,777,600 shares of common stock owned by Thomas H. Lee Parallel (DT) Fund VI, L.P.; 27,570 shares of common stock owned by THL Coinvestment Partners, L.P.; 7,892,396 shares of common stock owned by THL Equity Fund VI Investors (West), L.P.; and 1,207,250 shares of common stock owned by THL Equity Fund VI Investors (West) HL, L.P. (collectively, the “THL Funds”); 76,700 shares of common stock owned by Putnam Investment Holdings, LLC; and 76,670 shares of common stock owned by Putnam Investments Employees’ Securities Company III LLC (collectively, the “Putnam Funds”). The general partner of the THL Funds, other than THL Coinvestment Partners, L.P., is THL Equity Advisors VI, LLC, whose sole member is Thomas H. Lee Partners, L.P., whose general partner is Thomas H. Lee Advisors, LLC, whose managing member is THL Holdco, LLC. The general partner of THL Coinvestment Partners, L.P. is Thomas H. Lee Partners, L.P. The Putnam Funds are co-investment entities of the THL Funds and are contractually obligated to co-invest (and dispose of securities) alongside certain of the THL Funds on a pro rata basis. Voting and investment determinations with respect to the shares held by the THL Funds are made by the management committee of THL Holdco, LLC. Anthony J. DiNovi and Scott M. Sperling are the members of the management committee of THL Holdco, LLC and as such may be deemed to share beneficial ownership of the shares held or controlled by the THL Funds. Each of Messrs. DiNovi and Sperling disclaims beneficial ownership of such securities. Putnam Investment Holdings, LLC (“Holdings”) is the managing member of Putnam Investments Employees’ Securities Company III LLC (“ESC III”). Holdings disclaims any beneficial ownership of any shares held by ESC III. Putnam Investments LLC, the managing member of Holdings, disclaims beneficial ownership of any shares held by the Putnam Funds. The address of each of the THL Funds and Messrs. DiNovi and Sperling is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, MA 02110. The Putnam Funds have an address c/o Putnam Investment, Inc., 1 Post Office Square, Boston, MA 02109.

(3)

Includes 2,249,713 shares of common stock owned by Gary West CRT1 LLC; 1,874,761 shares of common stock owned by Gary West CRT2 LLC; 1,499,808 shares of common stock owned by Gary West CRT3 LLC; 1,124,856 shares of common stock owned by Gary West CRT4 LLC; and 749,904 shares of common stock owned by Gary West CRT5 LLC. 113,347 shares of common stock are owned by West Investment Holdings, LLC, of which Mr. West is a joint owner with Mary E. West. Mr. West disclaims any beneficial ownership of any shares held by West Investment Holdings, LLC. 93,750 shares of common stock are owned by the Gary and Mary West Health Institute (the “Institute”), a nonprofit organization, which has appointed Mr. West as sole representative and proxy with respect to its shares. Mr. West disclaims any beneficial ownership of any shares held by the Institute. The address for the Institute is 10350 N. Torrey Pines Rd., La Jolla, CA 92037. The address for each of Gary West CRT1 LLC, Gary West CRT2 LLC, Gary West CRT3 LLC, Gary West CRT4 LLC, Gary West CRT5 LLC and West Investment Holdings, LLC is c/o West Family Holdings, 5796 Armada Drive, Suite 300, Carlsbad, CA 92008. The information presented in the table is based solely on a review of the Schedule 13Gs and Form 4s filed in February 2014 by Gary L. West and Mary E. West.

(4)

Includes 2,249,713 shares of common stock owned by Mary West CRT1 LLC; 1,874,761 shares of common stock owned by Mary West CRT2 LLC; 1,499,808 shares of common stock owned by Mary West CRT3 LLC; 1,124,856 shares of common stock owned by Mary West CRT4 LLC; and 749,904 shares of common stock owned by Mary West CRT5 LLC. 113,347 shares of common stock are owned by West Investment Holdings, LLC, of which Ms. West is a joint owner with Gary L. West. Ms. West disclaims any beneficial ownership of any shares held by West Investment Holdings, LLC. The address for each of Mary West CRT1 LLC, Mary West CRT2 LLC, Mary West CRT3 LLC, Mary West CRT4 LLC, Mary West CRT5 LLC and West Investment Holdings, LLC is c/o West Family Holdings, 5796 Armada Drive, Suite 300, Carlsbad, CA 92008. The information presented in the table is based solely on a review of the Schedule 13Gs and Form 4s filed in February 2014 by Gary L. West and Mary E. West.

(5)

Includes 6,603,510 shares of common stock owned by Quadrangle Capital Partners II LP; 177,156 shares of common stock owned by Quadrangle Select Partners II LP; and 764,643 shares of common stock owned by Quadrangle Capital Partners II-A LP (collectively, the “Quadrangle Funds”). The Quadrangle Funds’ general partner is Quadrangle GP Investors II LP, whose general partner is QCP GP Investors II LLC (collectively, the “QF Advisors”). Shares held by the Quadrangle Funds may be deemed to be beneficially owned by the QF Advisors. The QF Advisors disclaim any beneficial ownership of any shares held by the Quadrangle Funds. Each of the Quadrangle Funds has an address c/o Quadrangle Group LLC, 1065 Avenue of the Americas, 34th Floor, New York, NY 10018. Voting or investment control over securities that the Quadrangle Funds own are acted upon by the investment committee of QCP GP Investors II LLC as general partner of Quadrangle GP Investors II LP, the general partner of the Quadrangle Funds. The current members of the investment committee of QCP GP Investors II LLC are Brian Bytof, Michael A. Huber, Peter R. Ezersky and Steven G. Felsher.

(6)

A Schedule 13G dated February 14, 2014, was filed by FMR LLC and Edward C. Johnson, indicating that, through their control of FMR LLC’s wholly owned subsidiary, Fidelity Management & Research Company, they had sole power to vote or to direct the vote of 363,208 shares of common stock and the sole power to dispose or to direct the disposition of 6,997,326 shares of common stock. Fidelity Management and Research Company, with principal offices at 245 Summer Street, Boston, Massachusetts, 02210, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and is the beneficial owner of shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(7)	Includes 385,312 shares subject to options.

(8)	Includes 62,500 shares subject to options and 152,898 shares held by family trusts.

(9)	Includes 31,250 shares subject to options and 134,578 shares of common stock owned by family trusts.

(10)	Includes 93,750 shares subject to options.

(11)	Includes 93,750 shares subject to options.

(12)	Includes 777,499 shares subject to options.

The table above does not include 1,275,632 shares notionally granted under our Nonqualified Deferred Compensation Plan at April 2, 2014. These shares have not been issued, do not carry voting rights and cannot be sold until the end of the deferral periods unless there is a change of control of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion explains the type and amount of compensation provided to our executive officers named in the 2013 Summary Compensation Table below (the “named executive officers”), as well as the principles and processes that our Compensation Committee has established with respect to executive compensation. As noted earlier, in March 2013, we completed our IPO. In connection with the IPO, effective March 27, 2013, Mr. Oberg replaced Mr. Barker as the second member of our Compensation Committee. Although the IPO did not result in any material changes to our approach to executive compensation, we entered into change in control severance agreements with each of our named executive officers and granted IPO-bonuses and restricted stock awards following our IPO. Each of these compensation elements is described in further detail in this Compensation Discussion and Analysis.

The objectives of our executive compensation plans are to recruit, retain and motivate the most talented individuals available to meet or exceed our business objectives.

Our compensation plans are designed to reward executives for achievement of objective financial goals related to the executives’ scope of responsibility that, in the aggregate, comprise our business objectives. The objective financial goals vary between reporting segments and among departments within those segments as well as among different corporate functions. The purpose of our compensation plans is to tailor executive compensation to the particular objective financial goals that the individual can most impact as well as those goals that, if achieved, will have the greatest positive impact on our business objectives.

Compensation Elements

Base Salary and Bonuses

We primarily rely upon cash compensation to achieve quarterly and annual objective financial goals. We believe that a market-competitive annual salary, supplemented with performance-based cash bonuses, provides the basis for recruiting and retaining talented individuals who have the ability and motivation to achieve our objective financial goals. Our goal is to reward the achievement of objective financial goals and assumption of additional responsibilities. The Compensation Committee makes a qualitative analysis of these items as well as the potential impact the success or failure of the executive with respect to these items will have on us. We also recognize that many of our executives have opportunities for alternative employment and aim to establish salary and bonus packages that are competitive with such alternatives. Each executive receives a portion of his or her projected annual cash bonus quarterly if we meet or exceed objective financial goals for the quarter. The methodology for determining bonuses is set forth below.

Executive performance is not considered in determining annual salary. Rather, annual salary is designed to provide adequate compensation to recruit and retain talented individuals that have the ability and desire to achieve the objective financial goals that ultimately determine annual bonuses and long-term compensation awarded to the named executive officers. The percentage of compensation derived from base salary generally declines as the executive’s position or responsibilities within our Company grow.

Recommendations for each named executive officer’s base salary and target bonus are provided to the Compensation Committee by our Chief Executive Officer annually, as described below. Factors considered by Mr. Barker in making such recommendations include:

•	A review of the scope of responsibilities of the executive compared to what was required of him or her in the previous year;

•	Assignment of financial and operational targets related to specific business objectives;

•	The qualitative analysis and recommendations of the Chief Operating Officer and Chief Financial Officer; and

•	Time since targeted annual compensation was last changed.

After Mr. Barker reviews the goals and objectives for the executives for the upcoming year, the expected duties, expected contribution of the relevant business unit to our profitability, the recommendations of the Chief Operating Officer and Chief Financial Officer and the time since the last change in targeted annual compensation, he recommends a targeted compensation amount to the Compensation Committee, which, prior to March 27, 2013, was comprised of Mr. Barker and Mr. DiNovi. These recommendations are discussed with Mr. DiNovi and are approved by the Compensation Committee. As part of the discussions during the Compensation Committee meetings, the Compensation Committee considered, among other factors, our ability to replace the executive in the event of the executive’s departure, the executive’s responsibilities, the size of the organization (including number of employees, revenue and profitability) under the executive’s control, the amount received by others in relatively similar positions within the Company, the executive’s title and the period of time since the executive’s targeted annual compensation was last changed.

The Compensation Committee approved final annual base salary and bonus recommendations at the Compensation Committee’s January 29, 2013 meeting. These recommendations were consistent with Mr. Barker’s recommendations, with changes based on the discussions between Mr. DiNovi and Mr. Barker. Mr. Barker is not involved in the setting of his compensation levels, but rather Mr. DiNovi considers and determines Mr. Barker’s compensation independently. The Compensation Committee did not undertake a formal benchmarking process to evaluate the named executive officers’ 2013 compensation, and no annual salary increases were made for any of the named executive officers for 2013. In determining the differences among the executives’ compensation in 2013, the Committee relied on Mr. Barker’s qualitative analysis of the factors described above. Of particular significance were Mr. Barker’s assessments of (i) the relative contribution by each officer to the achievement of key financial objectives, including revenue growth, expense management and profitability, (ii) the challenges faced by each officer as a result of market conditions, including both the competitive market dynamics for the Company’s service offerings as well as the macroeconomic environment, and (iii) the role each officer played in the identification, evaluation, execution and integration of acquisition opportunities and the success of each officer in achieving financial results for such acquisitions.

2013 Annual Cash Bonuses

We primarily rely upon cash bonuses, paid quarterly and annually based upon annual objective financial goals, to compensate employees for annual performance. We have designed our cash bonuses to represent a significant portion of the targeted total annual cash compensation of our named executive officers. We pay performance-based bonuses only upon the achievement of pre-determined objective financial goals. Historically, the more senior the executive position in West, the greater percent of that executive’s target annual compensation consists of targeted bonuses versus salary.

To timely reward executives, we pay a portion of the projected annual cash bonuses on a quarterly basis provided the pre-determined objective financial goals were met for that quarter and the annual objectives are projected to be met. We retain 25% of the quarterly bonuses, and pay such holdback in February of the following year provided the annual objective financial goals are met. In the event the annual objective financial goals are not met, we retain the option to require repayment or to offset any pro-rata quarterly portion of the bonus that was paid in anticipation of meeting the annual objective financial goals against future earned bonuses.

The Compensation Committee approves our objective financial goals and then approves compensation packages with performance-based financial measurements that the Compensation Committee believes will adequately motivate the executives to meet those goals. For 2013, the objective financial measurements approved by the Compensation Committee for the named executive officers were EBITDA and net operating income. For purposes of bonus calculations in 2013, EBITDA was defined as earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted as described in the reconciliation below for the Former Sponsor management / termination fee and IPO-related bonuses. For Mr. Barker, Ms. Berger and Mr. Mendlik, who are in positions with general management responsibility for the Company as a whole, the Compensation Committee viewed EBITDA, as adjusted, as the best performance metric to be used to determine annual performance bonuses. The 2013 annual bonus plan design for these three named executive officers was intended to provide for increased cash compensation to align with the Company’s EBITDA growth, with the bonuses earned in three tranches. Tranche 1 of the annual bonus was earned for performance which maintained prior year performance, while Tranche 2 rewarded performance at levels above the prior year’s performance but within the Company’s projected growth rate and Tranche 3 rewarded performance in excess of the Company’s projected growth rate. As further described below, for Mr. Stangl and Mr. Strubbe, who lead the Company’s Communication Services and Unified Communication segments, respectively, their performance bonuses were determined by a combination of the net operating income of their respective segments and, to reflect the contribution of their respective segments to the overall performance of the Company, a smaller component related to achievement of the Company’s EBITDA guidance.

Annual Bonuses for Mr. Barker, Ms. Berger and Mr. Mendlik

Mr. Barker, Ms. Berger and Mr. Mendlik each earned a 2013 performance bonus based on the Company’s EBITDA performance, as adjusted for certain IPO-related expenses as described below. Tranche 1 was earned by Mr. Barker, Ms. Berger and Mr. Mendlik at the rate of $1,476, $1,033 and $332, respectively, for each million dollars of EBITDA, as adjusted, up to the amount of the Company’s 2012 EBITDA, subject to a maximum Tranche 1 bonus level noted in the table below. Tranche 2 was earned by Mr. Barker, Ms. Berger and Mr. Mendlik at a rate of $31,153, $21,807, and $7,009, respectively, for each million dollars of EBITDA, as adjusted, in excess of our 2012 EBITDA up to $709.5 million of EBITDA, as adjusted, subject to a maximum Tranche 2 bonus level noted in the table below. Tranche 3 was earned by Mr. Barker, Ms. Berger and Mr. Mendlik at a rate of $72,993, $51,095, and $16,423, respectively, for each million dollars of EBITDA, as adjusted, in excess of $709.5 million. There was no maximum award opportunity under Tranche 3.

The 2013 performance bonus calculation for Mr. Barker, Ms. Berger and Mr. Mendlik is presented in the table below:

2013 EBITDA			$664,741,753
Plus Former Sponsors management / termination fee			25,001,086
Plus IPO-related bonuses			2,975,000

EBITDA, adjusted for bonus purposes			692,717,839

Less 2012 EBITDA for bonus purposes			(677,367,513)

2013 EBITDA growth for bonus calculation			$15,350,326

	Barker 2013 Performance Bonus	Berger 2013 Performance Bonus	Mendlik 2013 Performance Bonus

Tranche 1 (1)	$1,000,000	$700,000	$225,000
Tranche 2 (1)	478,209	334,745	107,590
Tranche 3	-	-	-

2013 performance bonus	$1,478,209	$1,034,745	$332,590

(1) The maximum payout for each of the Tranche 1 and Tranche 2 bonus levels was $1,000,000, $700,000 and $225,000, respectively, for Mr. Barker, Ms. Berger and Mr. Mendlik, respectively.

Annual Bonus for Mr. Stangl

In 2013, Mr. Stangl’s bonus calculation was composed of two components. Under the first component, Mr. Stangl was eligible to receive a bonus based on the Communication Services Segment’s net operating income before corporate allocations and amortization (“NOI PC&A”), to be earned in three tranches. Tranche 1 of the annual bonus was earned for performance which maintained the prior year performance of the Communication Services Segment’s NOI PC&A, while Tranche 2 rewarded performance at levels above the prior year’s performance but within its projected growth rate and Tranche 3 rewarded performance in excess of its projected growth rate. Under the first component, Mr. Stangl was eligible to receive a bonus for $1,570 for each million dollars of NOI PC&A up to the amount of Communication Services 2012 NOI PC&A, subject to a maximum Tranche 1 bonus level of $250,000. Tranche 2 was earned at a rate of $21,930 for each million dollars of NOI PC&A in excess of Communication Services 2012 NOI PC&A up to $170.6 million of Communication Services 2013 NOI PC&A, subject to a maximum Tranche 2 bonus level of $250,000. Mr. Stangl’s Tranche 3 was earned at a rate of $20,000, for each million dollars of 2013 Communication Service NOI PC&A greater than $170.6 million. Based on Communication Services 2013 NOI PC&A, the performance bonus for meeting the first component objective was $243,292. Mr. Stangl’s 2013 bonus calculation also included a component of a $100,000 bonus payable based on West Corporation’s achievement of a minimum 2013 EBITDA objective originally established when the Company provided its guidance in January 2013. That guidance indicated that 2013 EBITDA would range from $685 million to $715 million. 2013 EBITDA, as adjusted, was $692.7 million, therefore, the second component of Mr. Stangl’s performance bonus resulted in a $100,000 payout. Mr. Stangl’s total 2013 performance bonus was $343,292 ($243,292 + $100,000).

Annual Bonus for Mr. Strubbe

In 2013, Mr. Strubbe’s bonus calculation was composed of two components. Under the first component, Mr. Strubbe was eligible to receive a bonus based on the Unified Communications Segment’s NOI PC&A, to be earned in three tranches. Tranche 1 of the annual bonus was earned for performance which maintained the prior year performance of the Unified Communications Segment’s NOI PC&A, while Tranche 2 rewarded performance at levels above the prior year’s performance but within its projected growth rate and Tranche 3 rewarded performance in excess of its projected growth rate. Under the first component, Mr. Strubbe was eligible to receive a bonus for $572 for each million dollars of NOI PC&A up to the amount of Unified Communications 2012 NOI PC&A, subject to a maximum Tranche 1 bonus level of $250,000. Tranche 2 was earned at a rate of $14,286 for each million dollars of NOI PC&A in excess of Unified Communications 2012 NOI PC&A up to $454.6 million of Unified Communications 2013 NOI PC&A, subject to a maximum Tranche 2 bonus level of $250,000. Tranche 3 was earned at a rate of $15,000, for each million dollars of 2013 Communication Service NOI PC&A greater than $454.6 million. There was no maximum award opportunity under Tranche 3. Based on Unified Communications 2013 NOI PC&A, the performance bonus for meeting the first component objective was $403,004. Mr. Strubbe’s 2013 bonus calculation also included a component of a $100,000 bonus payable based on West Corporation’s achievement of a minimum 2013 EBITDA objective originally established when the Company provided its guidance in January 2013. That guidance indicated that 2013 EBITDA would range from $685 million to $715 million. 2013 EBITDA, as adjusted, was $692.7 million, therefore, the second component of Mr. Strubbe’s performance bonus resulted in a $100,000 payout. Mr. Strubbe’s total 2013 performance bonus was $503,004 ($403,004 + $100,000).

Discretionary Bonuses

Periodically, executives earn discretionary bonuses to recognize results or significant efforts that may not be reflected in the financial measurements set forth above. We believe that these discretionary bonuses are necessary when important Company events require significant time and effort by the executive in addition to the time and effort needed for meeting our target financial objectives.

On March 21, 2013, in connection with the IPO, the Company’s Board of Directors and Compensation Committee granted transaction-based IPO bonuses of $2.975 million under the Company’s Executive Incentive Compensation Plan, of which $750,000 was granted to Mr. Barker and $250,000 was granted to each of Ms. Berger and Messrs. Mendlik, Stangl and Strubbe. No other discretionary bonus payments were made to the named executive officers in 2013.

Long-Term Incentive Compensation

We primarily rely upon equity-based plans to provide long-term incentive compensation in the recruitment and retention of talented individuals and to motivate them to meet or exceed our long-term business objectives.

Prior to the completion of our IPO, we adopted the 2013 Long-Term Incentive Plan (“2013 LTIP”) which is intended to provide participants with added incentive to remain employed by or perform services for us and align such individuals’ interests with those of our stockholders. Under the terms of the 2013 LTIP, 8,500,000 shares of common stock were initially available for stock options, restricted stock or other types of equity awards.

In July 2013, the Board of Directors authorized grants of restricted stock to each of our named executive officers, with such grants vesting over a three year period. In determining the size of the restricted stock grants under the 2013 LTIP, the Board of Directors considered the recommendations of the Compensation Committee and the CEO’s determination of the overall value of the individual to the Company, including the following factors: 1) the executive’s expected impact on the Company’s financial objectives; 2) the Company’s ability to replace the executive in the event of the executive’s departure; 3) the size of the organization including number of employees, revenue and income under the executive’s control; 4) the amount received by others in relatively similar positions; and 5) title.

Other Long-Term Benefit Plans

We also provide a nonqualified deferred compensation plan, which we refer to as our Deferred Compensation Plan, to certain of our senior level executives. Eligible executives are allowed to defer annually their bonus and up to 50% of salary not to exceed $500,000, in each case, attributable to services performed in the following plan year. The plan provides that the deferrals are credited with notional earnings based on notional shares of various mutual funds or notional equity interests in our Company, at the election of the executive. If the executive chooses notional equity interests in our Company as the investment alternative, we match a portion of the executive’s deferrals. For 2013, the matching contribution was 50%. Matching contributions to the Deferred Compensation Plan vest ratably over a five-year period beginning on January 1, 2007 or, if later, the date the executive first participates in the Deferred Compensation Plan. The vested portion of the participant’s account under the Deferred Compensation Plan will be paid on the date specified by the participant which can be no earlier than five years following the plan year of deferral or, if earlier, the date the participant separates from service with us. Deferrals credited with earnings based on notional equity interests are paid through the issuance of our shares, unless the Compensation Committee elects to settle such obligation in cash. Recipients of the shares have no equity or contractual put right with respect to the shares until distributed to them in accordance with the Deferred Compensation Plan. We believe the Deferred Compensation Plan further aligns the interests of executive management and the long-term goals of equity holders by providing an ongoing plan that allows executives to increase their equity interest in us.

We also provide a 401(k) plan and a second deferred compensation plan, which we refer to as our Executive Retirement Savings Plan. We match contributions up to 14% of income or the statutory limit, whichever is less. We believe that such plans provide a mechanism for the long-term financial planning of our employees. We have chosen not to include our equity as an investment alternative under either the 401(k) plan or the Executive Retirement Savings Plan or to base our matching contributions on individual performance.

Other Compensation

We provide discretionary perquisites from time to time for purpose of motivating employees, creating goodwill with employees and rewarding employees for achievements that may not be measurable financial objectives. We do not believe perquisites should be a significant element of our compensation program.

In connection with the IPO, the Board of Directors approved entering into Change in Control Severance Agreements with certain executive officers and other key employees of the Company (the “Change in Control Agreements”). The purpose of the Change in Control Agreements was to provide certainty to executives with respect to their positions with the Company following a change in control and to assure the Company and its shareholders that they have the continued dedication and full attention of these key employees after the IPO. The terms and amount of severance benefits under the Change in Control Agreements were based upon the form of such agreements executed by the Company’s executives prior to the Company’s 2006 Recapitalization. Under the Change in Control Agreements, if the participant’s employment with us terminates during the two-year period following the consummation of a change in control for any reason other than cause, resignation without good reason, death or disability (as such terms are defined in the Change in Control Agreements), then the participant is entitled to his or her unpaid base salary and bonus, a prorated target bonus for the year in which the termination occurs, certain lump sum payments of up to three times the executive’s salary and bonus in effect immediately prior to the change in control, continued benefit coverage for the participant and his or her dependents for a period of time not to exceed three years, accelerated vesting of any long-term incentive award held by the participant, with any applicable performance goals deemed satisfied at the target level, and outplacement assistance for a period of time not to exceed twelve months. The severance benefits under the Change in Control Agreements are in lieu of any other severance otherwise payable under our existing severance plans or policies and any consulting compensation paid under the employee’s existing employment agreement. For further details on the amounts to be received by the Company’s named executive officers under the Change in Control Agreements, see “Change in Control Agreements” and “Potential Payments Upon Termination or Change of Control” below.

Stock Ownership Guidelines

In October 2013, the Board of Directors established stock ownership guidelines for our Chief Executive Officer, our named executive officers and other senior officers in order to reinforce the link between their financial interests and those of our stockholders. We set the stock ownership guidelines on the basis of each officer’s position, expressed as a multiple of the executive officer’s base salary on the first day of the fiscal year. Stock ownership (as defined under the guidelines) includes stock owned outright by the officer or beneficially through ownership by direct family members (spouses and/or dependent children), or stock units owned through our Nonqualified Deferred Compensation Plan, in each case, whether or not vested.

Under our stock ownership guidelines, Mr. Barker is expected to own an amount of our stock equal in value to at least five times his base salary and Ms. Berger and Messrs. Mendlik, Stangl and Strubbe are expected to own an amount of our stock equal in value to at least three times their respective base salaries.

Officers are expected to attain the ownership guideline by November 1, 2016, or, if later, within three years after first becoming subject to the requirement. As of the end of fiscal year 2013, all named executive officers satisfy the applicable stock ownership guidelines.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the section entitled “COMPENSATION DISCUSSION AND ANALYSIS” with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “COMPENSATION DISCUSSION AND ANALYSIS” be included in this proxy statement, which will be incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Respectfully submitted by the Compensation Committee of the Board of Directors.

Anthony J. DiNovi, Chair

Soren L. Oberg

2013 EXECUTIVE COMPENSATION

Summary Compensation

The following table shows compensation information for 2013, 2012 and 2011 for the named executive officers, as applicable.

2013 Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus(1) ($) (d)	Stock Awards(2) ($) (e)	Option Awards(3) ($) (f)	Non-Equity Incentive Plan Compensation(4) ($) (g)	All Other Compensation(5) ($) (h)	Total ($) (i)
Thomas B. Barker	2013	1,000,000	750,000	1,699,988	-	1,478,209	262,766	5,190,963
Chief Executive Officer and Director	2012	950,000	-	-	9,432,450	1,420,687	588,619	12,391,756
	2011	900,000	2,100,000	2,688,570	-	2,014,461	841,210	8,544,241
Nancee R. Berger	2013	660,000	250,000	551,500	-	1,034,745	267,005	2,763,250
President and Chief Operating Officer	2012	630,000	-	-	1,530,000	994,482	318,908	3,473,390
	2011	600,000	1,000,000	2,095,105	-	1,410,122	265,590	5,370,817
Paul M. Mendlik	2013	480,000	250,000	137,875	-	332,590	262,314	1,462,779
Chief Financial Officer and Treasurer	2012	480,000	-	-	765,000	319,655	286,162	1,850,817
	2011	450,000	250,000	1,396,737	-	453,254	260,572	2,810,563
Steven M. Stangl	2013	500,000	250,000	413,625	-	343,292	11,072	1,517,989
President - Communication Services	2012 2011	500,000 500,000	- 250,000	- 1,396,737	2,295,000 -	542,685 498,631	88,492 9,492	3,426,177 2,654,860
Todd B. Strubbe	2013	500,000	250,000	413,625	-	503,004	59,992	1,726,621
President - Unified Communications	2012	500,000	1,000	-	2,295,000	701,446	138,060	3,635,506
	2011	500,000	-	1,117,389	-	642,976	59,060	2,319,425

(1) Upon completion of our IPO in March 2013, the Compensation Committee granted transaction-based IPO bonuses under our Executive Incentive Compensation Plan. The amounts reported in 2011 represent retention bonuses paid to certain executive officers and other key employees of the Company.

(2) The amounts reported for 2013 represent the fair value associated with the restricted stock awards granted in July, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”). See note 12 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for a discussion of the relevant assumptions used in calculating these amounts pursuant to ASC Topic 718.

(3) The amounts reported for 2012 represent the aggregate grant date fair value of option awards granted in 2012 under the Company’s 2006 Executive Incentive Plan, computed in accordance with ASC Topic 718. See note 12 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for a discussion of the relevant assumptions used in calculating these amounts pursuant to ASC Topic 718.

(4) The amounts in this column constitute performance-based bonuses earned under each named executive officer’s employment agreements approved by the Compensation Committee at the beginning of each fiscal year. Please see the “Compensation Discussion and Analysis” for further information regarding these performance-based bonuses.

(5) Amounts included in this column are set forth by category below in the “2013 All Other Compensation Table.” The amounts reported for 2012 have been revised from the amounts shown in the 2012 Summary Compensation Tables to exclude the value of dividend payments or dividend equivalents, as applicable, received by each named executive officer in connection with the August 2012 dividend. Such amounts previously included dividends in respect of vested shares as well as dividend equivalents on options in which the value had previously been taken into account in the determination of the grant date fair value of such option awards under ASC Topic 718.

2013 All Other Compensation Table

Name (a)	Company Contributions to Retirement Plans ($) (1) (b)	Insurance Premiums ($) (2) (c)	Total ($) (d)
Thomas B. Barker	258,750	4,016	262,766
Nancee R. Berger	258,750	8,255	267,005
Paul M. Mendlik	258,750	3,564	262,314
Steven M. Stangl	8,750	2,322	11,072
Todd B. Strubbe	58,750	1,242	59,992

(1) Includes the employer match under the Executive Retirement Savings Plan, the Company’s tax-qualified retirement savings plan and the Deferred Compensation Plan.

(2) Includes premiums paid by us for group term life insurance for each of our named executive officers. In addition, this column includes Company paid medical and dental premiums for Mr. Barker and Ms. Berger.

2013 Grants of Plan-Based Awards

The following table shows awards granted to each of our named executive officers in 2013.

2013 Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards: Number of Shares of Stock (#) (e) (2)	Grant Date Fair Value of Stock Awards ($) (g) (3)
Name (a)	Grant Date (b)	Target	Maximum
		($) (c)	($) (d)
Thomas B. Barker	July 30, 2013	2,000,000	N/A	77,062	1,699,988
Nancee R. Berger	July 30, 2013	1,400,000	N/A	25,000	551,500
Paul M. Mendlik	July 30, 2013	450,000	N/A	6,250	137,875
Steven M. Stangl	July 30, 2013	600,000	N/A	18,750	413,625
Todd B. Strubbe	July 30, 2013	600,000	N/A	18,750	413,625

(1)

The employment agreements for each named executive officer provide for performance-based bonuses if certain performance objectives are achieved. The performance-based bonus opportunities for the named executive officers do not provide for a minimum or maximum bonus opportunity. Amounts actually earned under the employment agreements are reflected in column (g) to the 2013 Summary Compensation Table. See the “Compensation Discussion and Analysis” section for further information regarding the 2013 annual performance-based bonus.

(2)

Represents stock awards granted to the named executive officers on July 30, 2013 under the Company’s 2013 LTIP. The restricted stock awards vest over a period of three years with one-third of the restricted stock awards becoming unrestricted on each of the first through third anniversaries of the grant date.

(3)

The amounts reported in this column represent the aggregate grant date fair value of the 2013 stock awards, each computed in accordance with ASC Topic 718. See note 12 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K for a discussion of the relevant assumptions used in calculating these amounts pursuant to ASC Topic 718.

Employment Agreements

During 2013, all of the named executive officers were employed pursuant to agreements with us. Each employment agreement sets forth, among other things, the named executive officer’s minimum base salary, non-equity incentive compensation opportunities and entitlement to participate in our benefit plans. The employment agreements are updated annually to reflect base salary and bonus objectives for the applicable year.

Salary and Bonus

The 2013 base salaries for the named executive officers established by the Compensation Committee on January 29, 2013 were: Mr. Barker, Chief Executive Officer, $1,000,000 annually effective January 1, 2013; Ms. Berger, President and Chief Operating Officer, $660,000 annually effective January 1, 2013; Mr. Mendlik, Chief Financial Officer and Treasurer, $480,000 annually effective January 1, 2013; Mr. Stangl, President-Communication Services, $500,000 annually effective January 1, 2013 and Mr. Strubbe, President-Unified Communications $500,000 annually effective January 1, 2013. No annual increases were made for any of the named executive officers for 2013.

We have designed our non-equity incentive compensation to represent a significant portion of targeted total annual cash compensation of named executive officers. We pay performance-based bonuses only upon the achievement of pre-determined objective financial goals. The objective financial goals are tailored to the business objectives of the business unit or units managed by the named executive officer. The 2013 objective financial measurement was EBITDA for Mr. Barker, Ms. Berger and Mr. Mendlik. Mr. Stangl’s and Mr. Strubbe’s 2013 objective financial measurements were the net operating income before corporate allocations and amortization performance of their respective business segments and the achievement of a minimum EBITDA by West Corporation. Please see the “Compensation Discussion and Analysis” for a discussion of the specific incentive-based targets for each of the named executive officers.

Term and Termination

The term of each employment agreement commenced on January 1, 2009, except Mr. Strubbe’s which commenced on September 28, 2009, and continues indefinitely until terminated pursuant to the terms of the applicable employment agreement. Each employment agreement terminates immediately upon the death of the executive and executive’s employment may otherwise be terminated voluntarily by either party at any time, subject to the terms and conditions of the applicable employment agreement.

In the event that employment is terminated, the executive is entitled to severance payments determined by the nature of the termination. If we terminate an executive’s employment for “cause” (as described below), the executive is entitled only to the obligations already accrued under his or her employment agreement (any such obligations are referred to as “accrued obligations”). An executive who dies is entitled to the accrued obligations and the earned bonus for the year in which his or her death occurs. If an executive terminates his or her employment without “good reason” (as described below), the executive is entitled to receive any accrued obligations and, if the executive is providing consulting services, a multiple of his or her base salary payable in equal installments for the consulting period beginning on the date of the termination. If we terminate an executive’s employment without cause or if an executive terminates his or her employment for good reason, the executive is entitled to receive any accrued obligations and a multiple of that executive’s base compensation payable in equal installments for the one or two-year period beginning on the date of the termination and, if the executive is providing consulting services to us, an amount equal to the projected annual bonus payable to that executive as of the date of the termination, payable in equal installments for the one or two-year period beginning on the date of the termination. For purposes of determining the severance benefits under the employment agreement, the severance multiple is equal to one for Mr. Strubbe and two for all of the other named executive officers. In any case where our obligation to make severance payments to an executive is conditioned on that executive’s provision of consulting services to us, that obligation terminates immediately in the event that the executive ceases to provide such consulting services during the applicable consulting period which begins on the date of the termination.

Under the employment agreements, “cause” shall be deemed to exist if there is a determination that the executive has engaged in significant objective acts or omissions constituting dishonesty, willful misconduct, or gross negligence relating to our business. The employment agreements define “good reason” as the occurrence of one of the following events without the consent of the executive:

•

both (i) a reduction in any material respect in the executive’s position(s), duties or responsibilities with the Company, and (ii) an adverse material change in the executive’s reporting responsibilities, titles or offices with the Company, other than, for purposes of clauses (i) and (ii), a reduction or adverse change attributable to the fact that the Company is no longer a privately-held company;

•

a reduction of 20% or more in the executive’s rate of annual base salary other than a reduction made after the Company determines such reduction is a reasonably necessary step or component to address potential breaches or violations of any debt covenants; or

•	any requirement of the Company that the executive be based more than 50 miles from the facility where the executive is based as of the date of the employment agreement.

Consulting Services

If we terminate an executive’s employment without cause or if an executive terminates his or her employment with or without good reason, we have agreed to retain the executive as a consultant for a period of one or two years (as described above) from the date of the termination. During the consulting period, the executive will receive compensation from us as described above and will remain covered under all medical, dental, vision, flexible spending account and executive assistance plans or programs available to our actively employed executives. The executive may terminate his or her consulting obligations to us at any time during the consulting period. In the event that an executive chooses to engage in other employment without the Company’s consent, not to be unreasonably withheld, the consulting period and the parties’ respective obligations are immediately terminated.

Restrictive Covenants

Pursuant to each employment agreement, each executive is subject to restrictive covenants related to the protection of confidential information, non-competition, inventions and discoveries, and the diversion of our employees. An executive’s breach of any of the restrictive covenants contained in an employment agreement entitles us to injunctive relief and the return of any severance payments (excluding accrued obligations) in addition to any other remedies to which we may be entitled.

Change in Control Agreements

On April 29, 2013, as previously approved by the Board of Directors and as described in the Compensation Discussion and Analysis, the Company entered into Change in Control Agreements with certain executive officers and other key employees of the Company. An employee who enters into a Change in Control Agreement is entitled to the following severance benefits if the employee’s employment with the Company terminates during the two-year period following the consummation of a Change in Control (as defined in the Change in Control Agreement) for any reason other than cause, resignation without good reason, death or disability, as described in the Change in Control Agreement, or if the employee’s employment is terminated by the Company without cause prior to the consummation of a Change in Control at the direction or request of the person or group contemplating the Change in Control:

•	any unpaid base salary and bonus;

•

a prorated bonus for the year in which the termination occurs, based on the higher of the target bonus for the year of termination or the target bonus in effect immediately prior to the consummation of the Change in Control;

•

a lump sum payment equal to (i) the sum of the employee’s highest annual base salary in effect during the 12 months prior to the termination date plus the employee’s target annual bonus in effect immediately prior to the termination date (or, if higher, the average of the employee’s bonuses during the three years prior to the date of the Change in Control) if the employee is a Tier 3 employee, (ii) a lump sum payment equal to two times such sum if the employee is a Tier 2 employee or (iii) a lump sum payment equal to three times such sum if the employee is a Tier 1 employee;

•

continued benefit coverage for the employee and his or her dependents for a period of (i) one year after the date of termination if the employee is a Tier 3 employee, (ii) two years after the date of termination if the employee is a Tier 2 employee or (iii) three years after the date of termination if the employee is a Tier 1 employee;

•

accelerated vesting of any long-term incentive award (including, without limitation, any option, restricted stock, restricted stock unit, and other equity-based award) held by the employee, with any applicable performance goals deemed satisfied at the target level; and

•

outplacement assistance for a period of (i) six months if the employee is a Tier 3 employee or (ii) 12 months if the employee is a Tier 1 or 2 employee, but having a cost not in excess of $15,000 per employee.

Mr. Barker is a Tier 1 employee and Ms. Berger, Messrs. Mendlik, Stangl and Strubbe are Tier 2 employees.

The severance benefits under the Change in Control Agreement are in lieu of any severance and consulting compensation paid under the employee’s existing employment agreement; except that, if the cash severance and consulting compensation payable under the employee’s existing employment agreement exceeds the cash severance under the Change in Control Agreement, then the employee will receive the cash severance and consulting compensation payable under such employment agreement rather than the cash severance payable under the Change in Control Agreement. If the payments to the employee would cause the employee to be subject to an excise tax under section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the employee may elect to reduce the payments to the largest amount that could be payable without causing any payment to be (i) subject to the excise tax or (ii) nondeductible by the Company by reason of Section 280G of the Code.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2013. The information reported below reflects the equity awards as adjusted for the 1-for-8 reverse stock split on March 8, 2013.

2013 Outstanding Equity Awards At Fiscal Year-End Table

		Option Awards				Stock Awards
Name (a)		Number of	Number of	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#) (2)	Market Value of Shares of Stock That Have Not Vested (3) ($)
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised
		Options	Options
		(#)	(#)
		Exercisable	Unexercisable
		(b)	(c)	(d)	(e)	(f)	(g)
Thomas B. Barker		192,656		$33.52	3/30/2022
	(1)	-	577,968	$25.52	3/30/2022
						77,062	1,981,264
Nancee R. Berger		31,250		$33.52	3/30/2022
	(1)	-	93,750	$25.52	3/30/2022
						25,000	642,750
Paul M. Mendlik		15,625		$33.52	3/30/2022
	(1)	-	46,875	$25.52	3/30/2022
						6,250	160,688
Steven M. Stangl		46,875		$33.52	3/30/2022
	(1)	-	140,625	$25.52	3/30/2022
						18,750	482,063
Todd B. Strubbe		46,875		$33.52	3/30/2022
	(1)	-	140,625	$25.52	3/30/2022
						18,750	482,063

(1)	These options were granted to each named executive officer on March 30, 2012 and are scheduled to vest ratably on the second, third and fourth anniversaries of the date of grant.

(2)

Represents restricted stock awards granted to the named executive officers on July 30, 2013 under the Company’s 2013 LTIP. The restricted stock awards vest over a period of three years with one-third of the restricted stock awards becoming unrestricted on each of the first through third anniversaries of the grant date.

(3)	The market value of shares of stock that have not vested reflects a stock price of $25.71, the closing stock price on December 31, 2013.

Option Exercises and Stock Vested

The following table shows for each named executive officer all option awards exercised and all stock awards that vested during 2013. The information reported below reflects the equity awards as adjusted for the 1-for-8 reverse stock split on March 8, 2013.

2013 Option Exercises and Stock Vested Table
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

(a)	(b)	(c)	(d)	(e)
Thomas B. Barker	-	-	-	-
Nancee R. Berger	87,431	1,391,027	-	-
Paul M. Mendlik	-	-	-	-
Steven M. Stangl	-	-	-	-
Todd B. Strubbe (1)	-	-	40,001	800,020

(1)

In connection with our IPO, our Compensation Committee accelerated the vesting of all remaining unvested shares subject to the Restricted Stock Award and Special Bonus Agreements and Restricted Stock Award Agreements entered into pursuant to the 2006 Executive Incentive Plan. Mr. Strubbe was the only named executive officer with outstanding restricted stock awards at that time.

Nonqualified Deferred Compensation Table

The following table shows certain information regarding our Deferred Compensation Plan and Executive Retirement Savings Plan.

2013 Nonqualified Deferred Compensation Table
Name (a)		Executive Contributions in Last Fiscal Year (1) ($) (b)	Registrant Contributions in Last Fiscal Year (2) ($) (c)	Aggregate Earnings in Last Fiscal Year (3) ($) (d)	Aggregate Withdrawals/ Distributions(4) ($) (e)	Aggregate Balance at Last Fiscal Year End (5) ($) (f)
Thomas B. Barker
	Deferred Compensation Plan	500,000	250,000	491,258	-	9,603,797
	Executive Retirement Savings Plan	9,849	4,925	47,284	-	187,952
Nancee R. Berger
	Deferred Compensation Plan	500,000	250,000	371,137	-	7,502,568
	Executive Retirement Savings Plan	9,849	4,925	45,976	-	309,886
Paul M. Mendlik
	Deferred Compensation Plan	500,000	250,000	388,533	1,572,950	5,311,272
	Executive Retirement Savings Plan	10,351	5,017	35,491	-	149,128
Steven M. Stangl
	Deferred Compensation Plan	-	-	65,890	928,912	1,276,307
	Executive Retirement Savings Plan	9,849	4,925	77,185	-	334,529
Todd B. Strubbe
	Deferred Compensation Plan	103,846	51,923	55,172	-	693,211
	Executive Retirement Savings Plan	9,849	4,925	18,992	-	82,712

(1)	Amounts in this column are also included in columns (c), (d) and (g) of the 2013 Summary Compensation Table.

(2)	Amounts in this column are also included in column (h) of the 2013 Summary Compensation Table.

(3)	The aggregate earnings represent the market value change of these plans during 2013. None of the earnings are included in the 2013 Summary Compensation Table.

(4)	Amounts in this column represent withdrawals made pursuant to deferral elections under the Deferred Compensation Plan.

(5)

Amounts in this column include both vested and unvested balances. The following amounts were previously reported as compensation to the Executives in the Summary Compensation Tables for 2012 and 2011. These amounts consist of Executive Contributions and Registrant Contributions as follows:

	Executive Contributions in 2012 ($)	Registrant Contributions in 2012 ($)	Executive Contributions in 2011 ($)	Registrant Contributions in 2011 ($)
Thomas B. Barker	509,500	254,750	509,151	254,576
Nancee R. Berger	509,500	254,750	634,567	317,284
Paul M. Mendlik	507,495	253,748	599,442	298,253
Steven M. Stangl	9,500	4,750	9,151	4,576
Todd B. Strubbe	105,654	52,827	109,151	54,576

Non-Qualified Retirement Plans

Pursuant to the terms of the Deferred Compensation Plan, eligible management, non-employee directors and highly compensated employees who are approved for participation by the Board may elect to defer a portion of their compensation and have such deferred compensation notionally invested in the same mutual fund investments made available to participants in the 401(k) plan or in notional equity interests in our Company. Open enrollment for eligible participants to participate in the Deferred Compensation Plan is held annually. Upon enrollment, the participant’s participation and deferral percentage is fixed for the upcoming calendar year. Participants may select from designated mutual funds or equity interests for notional investment of their deferred compensation. Administration of the Deferred Compensation Plan is performed by an outside provider, Wells Fargo Institutional Trust Services. Executives are allowed to defer their bonus and up to 50% of salary, not to exceed $500,000, in each case, attributable to services performed in the following plan year. We match a percentage of any amounts notionally invested in equity interests which was 50% in 2013. Such matched amounts are subject to 20% vesting each year. All matching contributions are 100% vested five years after the later of January 1, 2007 or, if later, the date the executive first participates in the Deferred Compensation Plan. All matching contributions become 100% vested if: (i) the participant dies or becomes disabled or is terminated without cause; (ii) a change of control occurs; or (iii) the Deferred Compensation Plan terminates. For purposes of the Deferred Compensation Plan, a change of control means the occurrence of any of the following: (1) a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole; (2) any consolidation or merger of the Company with or into any other corporation or other person, or any other corporate reorganization or transaction in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or transaction, own capital stock and either: (i) represent directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction, or (ii) do not directly, or indirectly through one or more entities, have the power to elect a majority of the entire Board of Directors of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction; or (3) any stock sale or other transaction or series of related transactions after giving effect to which in excess of fifty percent (50%) of the Company’s voting power is owned directly, or indirectly through one or more entities, by any person and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the SEC under the Exchange Act, other than the Former Sponsors and their respective affiliated funds; but excluding any bona fide primary or secondary public offering. The Deferred Compensation Plan and any earnings thereon are held separate and apart from our other funds, but remain subject to claims by our general creditors. Earnings in the Deferred Compensation Plan are based on the change in market value of the Deferred Compensation Plan investments during a given period. The vested portion of the participant’s account under the Deferred Compensation Plan will be paid on the date specified by the participant which can be no earlier than five years following the year of deferral or, if earlier, the date the participant separates from service with us. Deferrals invested in notional equity interests are paid through the issuance of our shares. Recipients of the equity interests upon such distribution have no equity or contractual put right with respect to the issued equity interests.

Participation in the Executive Retirement Savings Plan is voluntary and is restricted to highly compensated individuals as defined by the Internal Revenue Service. Open enrollment to participate in the Executive Retirement Savings Plan is held annually. Upon enrollment, the participant’s participation and deferral percentage is fixed for the upcoming calendar year. Participants may select from designated mutual funds for investment of their deferred compensation. Participants may change their investment selection as often as they choose. Administration of the Executive Retirement Savings Plan is performed by an outside provider, Wells Fargo Institutional Trust Services. We will match 50% of employee contributions, limited to the same maximums and vesting terms as those of the 401(k) plan. Earnings in the Executive Retirement Savings Plan are based on the change in market value of the plan investments (mutual funds) during a given period. We maintain a grantor trust under the Executive Retirement Savings Plan. The principal of the trust and any earnings thereon are held separate and apart from our other funds and are used exclusively for the uses and purposes of plan participants, but remain subject to claims from our general creditors.

2013 returns for the investment funds in the Executive Retirement Savings Plan were:

Fund	2013 return	Fund	2013 return
Wells Fargo Advantage Ultra Short Term	0.62%	Baron Small Cap	38.10%
PIMCO Total Return P	-2.02%	American Funds New Perspective	27.23%
MFS Value I	35.86%	American Funds Euro Pacific Growth	20.58%
Wells Fargo Advantage Index	32.08%	Mainstay Large Cap Growth I	36.94%
Fidelity Advisor Growth Opportunity I	36.95%	Goldman Sachs Mid Cap Value	32.97%
Scout Mid Cap	37.68%
T. Rowe Price Retirement Income	9.15%	T. Rowe Price Retirement 2020	18.05%
T. Rowe Price Retirement 2050	25.90%	T. Rowe Price Retirement 2030	23.09%
T. Rowe Price Retirement 2010	11.93%	T. Rowe Price Retirement 2040	25.93%

Potential Payments Upon Termination or Change in Control

As described under “Employment Agreements” and “Change in Control Agreements,” each of the named executive officers is subject to an employment agreement and change in control severance agreement that provides severance payments upon certain terminations. Please see “Employment Agreements” above for a description of terms of the employment agreements and “Change in Control Agreements” above for a description of terms of the change in control severance agreements. In addition, as noted above, participants in the Deferred Compensation Plan are eligible to receive accelerated vesting of Company matching contributions in the event of an employee’s death, disability, termination without cause or a change in control. Please see the “2013 Nonqualified Deferred Compensation Table” for balances in the Deferred Compensation Plan as of December 31, 2013.

The following table sets forth the payments and benefits that each named executive officer would have been entitled to upon certain termination events or a change of control as of December 31, 2013.

Potential Payments and Benefits Upon Termination or Change in Control Table

	Prior to a Change in Control				Following a Change in Control
Name (a)	Potential Benefits Upon Termination (1) ($) (b)	Potential Cash Severance Payment Upon Voluntary Termination (2) ($) (c)	Potential Cash Severance Payment Upon Involuntary Termination (2) ($) (d)	Continued Vesting Following Termination (3) ($) (e)	Potential Benefits Upon Termination (4) ($) (f)	Potential Cash Severance Payment Upon Termination (5) ($) (g)	Accelerated Vesting Upon Change in Control (6) ($) (h)
Thomas B. Barker	11,797	2,398,060	4,398,060	1,393,546	17,695	9,398,060	2,091,078
Nancee R. Berger	33,858	1,598,716	2,998,716	428,483	33,858	5,038,065	660,563
Paul M. Mendlik	20,209	1,049,601	1,499,601	107,108	20,209	2,155,100	169,594
Steven M. Stangl	33,090	1,209,485	1,809,485	339,188	33,090	2,594,093	508,781
Todd B. Strubbe	16,929	856,899	1,456,899	240,699	33,858	3,204,325	579,887

(1)	Benefits include payments of medical, accident, disability and life insurance premiums during the consulting period following a qualifying termination of employment as described in (2) below.

(2)

In accordance with each executive’s employment agreement, (i) in the event of the executive’s voluntary termination of employment without good reason, the executive would be entitled to receive his or her base salary as payment for services as a consultant during the post-termination consulting period; and (ii) in the event of the executive’s termination of employment without cause or voluntary termination of employment for good reason, the executive would be entitled to receive his or her base salary for the severance period following termination of employment and a further payment for those executives providing consulting services, equal to such executive’s projected annual bonus. The severance and consulting periods are one year for Mr. Strubbe and two years for all of the other named executive officers.

(3)

The amount in this column represents the value of the unvested restricted shares and unvested stock options held under the Company’s 2013 LTIP that would continue to vest during the applicable consulting periods set forth in (2) above. In addition, with respect to Mr. Strubbe, the amount in this column includes the value of the unvested interests held by Mr. Strubbe under the Deferred Compensation Plan. Mr. Strubbe is the only named executive that is not fully vested in the Deferred Compensation Plan at December 31, 2013.

(4)

Benefits include payments of medical, accident, disability and life insurance premiums for a specified period of time following a qualifying termination of employment as described in (5) below. Outplacement services of up to $15,000 will also be provided to each of the executives.

(5)

In accordance with the each executive’s change in control severance agreement, in the event of the executive’s termination of employment without cause or voluntary termination of employment for good reason following a change in control, the executive would be entitled to receive a lump sum payment equal to two times (or, in the case of Mr. Barker, three times) the sum of the employee’s highest annual base salary in effect during the 12 months prior to the termination date plus the employee’s target annual bonus in effect immediately prior to the termination date (or, if higher, the average of the employee’s bonuses during the three years prior to the date of the change in control).

(6)

The amount in this column represents the value of the unvested restricted shares and unvested stock options held under the Company’s 2013 LTIP as of December 31, 2013 and the value of the unvested interests held by Mr. Strubbe under the Deferred Compensation Plan which, in each case, would vest upon a change in control. Mr. Strubbe is the only named executive that is not fully vested in the Deferred Compensation Plan at December 31, 2013.

Risk Management and Compensation

The Compensation Committee has designed the Company’s compensation structure with the intent to attract and retain executives who have the ability and desire to grow the Company profitably. The Compensation Committee believes that incentive compensation should encourage risk within parameters that are appropriate for the long-term profitable growth of our businesses.

Each year, the Compensation Committee reviews each compensation element, including the factors for determining executive bonuses for the upcoming year as well as the bonus targets and payout ranges. The Compensation Committee has structured its compensation program so that executive performance is not considered in determining annual base salary. Rather, annual base salary is designed to provide adequate compensation to recruit and retain talented individuals who have the ability and desire to achieve the objective financial goals that ultimately determine compensation.

The Compensation Committee believes that certain factors mitigate the potential risks posed by the Company’s annual and long-term compensation elements. For example, bonuses are generally earned upon the profitable growth (EBITDA, Net Operating Income or Adjusted EBITDA) over the prior year. In addition, the Company has designed its internal control system to provide reasonable assurance regarding the reliability of the Company’s accounting records and financial reporting system. The Company’s performance metrics for the annual cash bonus program are subject to the scrutiny of our internal control system. The Company also engages in a comprehensive budgeting process which requires multi-level approvals with respect to various expenditures, including capital expenditures and the addition of new personnel. The Compensation Committee believes that the Company’s budgeting process as well as the various internal controls implemented by the Company limit the actions that employees can take without proper review and evaluation of the potential risks to the Company of such actions. With respect to the Company’s annual cash bonus program, the Company retains 25% of quarterly bonuses, and pays such holdback in February of the following year provided that the annual objective financial goals are met and retains the right, in the event that the aggregate amount of the bonus which has been advanced to an Executive exceeds the amount of bonus that otherwise would have been payable based on performance, then the amount of such excess may, in the discretion of the Compensation Committee, either result in a “loss carry forward” which shall be applied to the quarterly or year-to-date calculation of bonus payable in subsequent periods, or be required to be paid back to the Company, upon request.

The Compensation Committee believes that each of these factors mitigates any risks posed by the Company’s compensation program.

2013 DIRECTOR COMPENSATION

Name (a) (1)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Total ($) (d)
Anthony J. DiNovi	-	-	-
Paul R. Garcia	75,000	100,000	175,000
Laura A. Grattan	-	-	-
Michael A. Huber	-	-	-
Soren L Oberg	-	-	-
Gregory T. Sloma	75,000	100,000	175,000

(1)

In connection with their appointment to the Board of Directors during 2013, Messrs. Garcia and Sloma each received a cash retainer of $75,000 and shares of common stock with a fair market value equal to $100,000.

Non-employee Director Compensation

We compensate our non-employee directors who are not affiliated with our Former Sponsors as follows: (i) upon joining our Board of Directors, each non-employee director received a cash retainer fee of $75,000 and fully vested shares of common stock with a fair market value equal to $100,000, with the stock award subject to pro rata forfeiture if the director does not remain on the Board for at least six months, and (ii) an annual cash retainer of $75,000 and an annual equity grant of shares of common stock with a fair market value equal to $100,000, which will vest on the one-year anniversary of the date of grant.

RELATED PERSON TRANSACTIONS

Management Agreement

Prior to the Offering, affiliates of the Former Sponsors provided management and advisory services pursuant to a management agreement in connection with the Recapitalization. Three members of our Board are affiliated with THL: Mr. Anthony J. DiNovi, Co-President, Mr. Soren L. Oberg, Managing Director, and Ms. Laura A. Grattan, Principal. One member of our Board is affiliated with Quadrangle: Mr. Michael A. Huber, President and Managing Principal. Pursuant to the terms of that certain management agreement we entered into with affiliates of the Former Sponsors, dated October 24, 2006 and that certain management letter agreement we entered into with affiliates of the Former Sponsors, dated March 8, 2013, upon completion of the Offering, we paid to the Former Sponsors $24.0 million and the management agreement, in accordance with its terms, was terminated. Such payments to the Former Sponsors were made from certain of the proceeds received from the Offering. Such payments were divided between the Former Sponsors pro rata in proportion to the relative ownership interest in the Company held at the time of the Offering by the investment funds affiliated with each Former Sponsor. The aggregate fees for services and expenses paid to the Former Sponsors for the year ended December 31, 2013 was $25.3 million.

Office Lease

We lease certain office space owned by 99-Maple Partnership, a partnership whose partners are Mary and Gary West, who collectively beneficially owned approximately 18% of our common stock at December 31, 2013. Related party lease expense was approximately $0.4 million for the year ended December 31, 2013. On October 24, 2012, West Business Solutions, LLC, as successor in interest to West Telemarketing Corporation, entered into a Second Lease Amendment and Extension Agreement (the “Lease Amendment”), effective as of

November 1, 2012, with 99-Maple Partnership. The Lease Amendment reduced the annual base rent, extended the term from August 31, 2014 to October 31, 2017, and added a change of control provision, which provides either party with ninety day notice and an option for early termination of the lease upon a change of control effective beginning August 31, 2014.

Related Person Transactions Policy

The Company has a written policy regarding the review and approval of any transactions with related persons. Under such policy, all transactions with related persons must be approved or ratified by our Audit Committee or, upon determination by the Audit Committee, by a majority vote of all disinterested members of our Board. For these purposes, a related person transaction is considered to be any transaction that is required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K, including all relationships and related person transactions between us and (i) our directors, director nominees or executive officers (other than compensatory transactions dealt with by the Compensation Committee), (ii) any 5% record or beneficial owner of our common stock, (iii) any immediate family member of any person specified in (i) and (ii) above or (iv) an entity that is either wholly or substantially owned or controlled by someone specified in (i), (ii) or (iii) above.

In considering whether to approve or ratify any Related Person Transaction, the Audit Committee or the disinterested members of the Board, as the case may be (the “Reviewing Directors”), shall consider all factors that are relevant to the Related Person Transaction, including, without limitation, the following:

•	the size of the transaction and the amount payable to a Related Person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

Each director and each Executive Officer of the Company shall advise the Chairman of the Audit Committee of any related person transaction of which he or she becomes aware. The Chairman of the Audit Committee shall have the power to approve or ratify any such Related Person Transaction, provided that he or she is not a party thereto. Alternatively, the Audit Committee shall consider such related person transaction at its next regularly scheduled meeting or, if it deems it advisable, prior thereto at an interim meeting called for such purpose, unless the Audit Committee determines that the approval or ratification of such related person transaction should be considered by all of the disinterested members of the Board, in which case such disinterested members of the Board shall consider such related person transaction at the Board’s next regularly scheduled meeting or, if they deem it advisable, prior thereto at an interim meeting called for such purpose.

If a related person transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related person. Thereafter, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the related person to see that they are in compliance with the Committee’s guidelines and that the related person transaction remains appropriate.

Certain types of transactions, such as transactions involving rates determined by competitive bids, certain transactions in the ordinary course, and transactions in which the related party’s interest arises solely from ownership of a class of our securities or a less than ten percent equity or limited partnership interest in other entities, are deemed to be pre-approved even if such transactions would be deemed to be “related party transactions” pursuant to the criteria described above.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that the stockholders ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014. The Audit Committee approved the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2014. Deloitte & Touche LLP is currently our independent registered public accounting firm.

Although the Company is not required to seek stockholder approval of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

The Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

Principal Accounting Fees and Services

Deloitte & Touche LLP serves as our independent registered public accounting firm. The following table presents fees paid for the audit of our annual consolidated financial statements and all other professional services rendered by Deloitte & Touche LLP for the years ended December 31, 2013 and 2012.

	For the Years Ended December 31,
	2013	2012
Audit fees	$1,271,587	$1,189,802
Audit-related fees	172,300	571,380
Tax fees	280,149	383,889
All other fees	-	-

Total fees	$1,724,036	$2,145,071

Audit Fees

With regard to the years ended December 31, 2013 and 2012, consists principally of the audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, reviews of the Company’s quarterly consolidated financial statements and audits of the Company’s subsidiaries required by statute or otherwise.

Audit-Related Fees

With regard to the year ended December 31, 2013, consists principally of certain agreed upon procedures, service auditor reports, and the audit of our 401(k) Plan. With regard to the year ended December 31, 2012, consists principally of amendments to Registration Statements, service auditor reports, certain agreed upon procedures, and the audit of our 401(k) Plan.

Tax Fees

With regard to the year ended December 31, 2013, consists principally of tax consultation, state tax planning, research and development analysis and international tax research and consultation. With regard to the year ended December 31, 2012, consists principally of tax consultation, state tax planning, due diligence assistance on certain acquisitions, research and development analysis and international tax research and consultation.

The services provided by Deloitte & Touche LLP were pre-approved by the Audit Committee. The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the independence of the independent registered public accounting firm and has determined, based on advice from Deloitte & Touche LLP, that the provision of such services has not adversely affected Deloitte & Touche LLP’s independence.

Pursuant to its charter, the Audit Committee is responsible for pre-approving all audit and permissible non-audit services provided to the Company by its independent registered public accounting firm, subject to any exceptions in the Exchange Act. The Audit Committee may delegate to one or more of its members the authority to grant such pre-approvals, provided that any decisions of such member or members to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting.

PROPOSAL 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act, we are offering our stockholders an opportunity to cast an advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board of Directors and the Compensation Committee will consider the voting results when making future compensation decisions.

As described in the section entitled “COMPENSATION DISCUSSION AND ANALYSIS” in this proxy statement, we believe that our executive compensation program aligns the interests of the Company’s executives and other key employees with those of the Company and its stockholders in order to drive stockholder value over the long term. The executive compensation program designed by our Compensation Committee is intended to attract, retain and motivate high caliber executive talent to enable the Company to maximize operational efficiency and long-term profitability. Our executive compensation program is also designed to differentiate compensation based upon individual contribution, performance and experience.

We ask for your advisory approval of the following resolution:

“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation of West’s named executive officers, as described in this proxy statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, which disclosure includes the section entitled “COMPENSATION DISCUSSION AND ANALYSIS,” the Summary Compensation Table and the other related disclosure and tables.”

The Board of Directors recommends a vote FOR approval of the resolution above relating to the compensation of the Company’s named executive officers.

PROPOSAL 4—ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE TO

APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Also as required by Section 14A of the Exchange Act, we are offering our stockholders an opportunity to cast an advisory vote on whether a non-binding stockholder advisory vote to approve the compensation of our named executive officers should occur every one, two or three years. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board of Directors and the Compensation Committee will take into consideration the voting results when determining how often a non-binding stockholder advisory vote to approve the compensation of our named executive officers should occur.

The Board has determined that holding an advisory vote to approve named executive officer compensation every year is the best approach for the Company based on a number of considerations. These considerations include that this frequency aligns more closely with the interests of stockholders, provides more consistent and direct communication and reflects sound corporate governance principles.

Stockholders are not voting to approve or disapprove of the Board’s recommendation. Instead, the proxy card provides stockholders with four choices with respect to this proposal: (1) one year; (2) two years; (3) three years; or (4) abstaining from voting on the proposal. For the reasons discussed above, we are asking our stockholders to indicate their support for the non-binding advisory vote to approve named executive officer compensation to be held every year.

The Board of Directors recommends a vote for ONE YEAR as the frequency which the non-binding advisory vote to approve named executive officer compensation should be held.

PROPOSAL 5—APPROVAL OF THE PERFORMANCE MEASURES INCLUDED IN THE AMENDED

AND RESTATED 2013 LONG-TERM INCENTIVE PLAN

The stockholders will be asked at the annual meeting to approve the material terms of the performance measures used for performance-based awards granted under the West Corporation 2013 Long-Term Incentive Plan (as amended from time to time, the “Plan”), in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). The Plan was approved by our Board of Directors and stockholders on March 8, 2013. The Amended and Restated 2013 Long-Term Incentive Plan was approved by the Board of Directors on March 20, 2014, subject to stockholder approval. Stockholders are being asked to approve the performance measures under the Plan so that certain compensation paid under the Plan may qualify as performance-based compensation under Section 162(m), assuming other applicable conditions are satisfied. Stockholders are not being asked to approve an increase in the number of shares available under the Plan.

Under the Plan, various equity-based awards may be granted to eligible participants, as described in further detail below. The Plan allows for the grant of performance-based compensation. The grant, vesting, crediting and/or payment of performance-based compensation, if any, will be based or conditioned on the achievement of objective performance measures established in writing by the Compensation Committee of our Board of Directors.

Section 162(m) limits the deduction for federal income tax purposes of compensation for each of the chief executive officer and the three other most highly compensated executive officers (excluding the chief financial officer) of the Company as of the last day of the Company’s taxable year (“162(m) Covered Employees”) to $1 million per year, unless such compensation qualifies as “performance-based compensation” under Section 162(m). Various requirements must be satisfied in order for compensation paid to the 162(m) Covered Employees to qualify as performance-based compensation within the meaning of Section 162(m). One such requirement is that the compensation must be paid based upon the attainment of performance measures established by a committee of board members meeting the definition of “outside director” used for purposes of Section 162(m). In addition, the measures established by such a committee, which in our case would be the Compensation Committee, must be based upon performance measures, the material terms of which are approved by stockholders. Following our IPO, that stockholder approval must be obtained no later than the first regularly scheduled meeting of stockholders that occurs after the close of the third calendar year following the calendar year in which the Company became a separate publicly-held corporation.

We are accordingly requesting the stockholders to approve the material terms of the performance measures for the Plan in accordance with Section 162(m).

The following is a description of the material terms of the performance measures and certain other material terms of the Plan. This description is qualified in its entirety by reference to the Plan, a copy of which has been included as Appendix A to this proxy statement.

Material Terms of the Performance Measures

Participants

Officers, other employees, consultants and non-employee directors of the Company and its subsidiaries and persons expected to become any of the foregoing are eligible to participate in the Plan, in the sole discretion of the Compensation Committee. As of April 2, 2014, approximately eight executive officers, 35,000 other employees and all non-employee directors were eligible to participate in the Plan, with approximately 230 employees and consultants with outstanding awards.

Award Limits

The maximum number of shares of Company common stock with respect to which options and SARs (as defined below), or a combination thereof, may be granted during any fiscal year of the Company to any person is 1,000,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, spin-off or other similar change or event. The maximum number of shares of Company common stock with respect to which Stock Awards (as defined below) subject to performance measures or performance units denominated in shares of Company common stock that may be earned by any person for each 12-month period during a performance period is 1,000,000, subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, spin-off or other similar change or event. The maximum amount that may be earned by any person for each 12-month period during a performance period with respect to performance units denominated in cash is $10,000,000.

Performance Measures

To the extent an award is intended to qualify as performance-based compensation under Section 162(m), the performance measures to be used under the Plan will be one or more of the following corporate-wide or subsidiary, division, operating unit or individual measures, stated in either absolute terms or relative terms, such as rates of growth or improvement: the attainment by a share of common stock of the Company of a specified fair market value for a specified period of time, earnings per share, return to stockholders (including dividends), return on assets, return on equity, earnings of the Company before or after taxes and/or interest, revenues, expenses, market share, cash flow or cost reduction goals, interest expense after taxes, return on investment, return on investment capital, return on operating costs, economic value created, operating margin, gross margin, the achievement of annual operating profit plans, net income before or after taxes, depreciation and/or amortization, pretax earnings before interest, depreciation and/or amortization, pretax operating earnings after interest expense and before incentives, operating earnings, net cash provided by operations, and strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, days sales outstanding goals, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, productivity, efficiency, and goals relating to acquisitions or divestitures, or any combination of the foregoing. The applicable performance measures may be adjusted in accordance with Section 162(m) to reflect the impact of specified corporate transactions (such as a stock split or dividend), special charges, accounting or tax law changes and other extraordinary or nonrecurring events. Subject to Section 162(m), the Compensation Committee may also adjust objectives for mergers, acquisitions, joint ventures, stock buy backs, corporate allocations and other non-operating income items. With respect to participants who are not 162(m) Covered Employees and who are not expected to be 162(m) Covered Employees at any time during the applicable performance period, the performance goals may include any objective or subjective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed above.

Summary Description of the Plan

Under the Plan, the Company may grant: nonqualified stock options; incentive stock options; stock appreciation rights (“SARs”); restricted stock and restricted stock units (“Stock Awards”); and performance units (collectively, the “Awards”). The purposes of the Plan are to align the interests of our stockholders and those eligible for Awards, to attract and retain directors, officers, other employees and consultants, and to motivate such persons to act in the long-term interests of the Company and our stockholders.

Administration

The Plan contemplates that the Plan will be administered by the Compensation Committee. The Plan further contemplates that, subject to Section 162(m) and Section 16 of the Exchange Act, the Compensation Committee may delegate its authority with regard to the Plan to the Board or the Chief Executive Officer or such other executive officer of the Company as the Compensation Committee deems appropriate, except that the Compensation Committee may not delegate its responsibilities with respect to Awards granted to 162(m) Covered Employees.

Available Shares

The Plan initially reserved 8,500,000 shares of Company common stock for the issuance of Awards. In the event that any outstanding Award expires or terminates without the issuance of Shares or is otherwise settled for cash, the shares allocable to such Award, to the extent of such expiration or termination of such Award or settlement for cash, will again be available for issuance. On April 2, 2014, the closing sales price per share of Company common stock as reported on the Nasdaq Stock Market was $24.00.

Effective Date, Termination and Amendment

The Plan became effective on March 27, 2013 and will terminate on the tenth anniversary of the effective date, unless earlier terminated by the Board. The Board may amend the Plan at any time, subject to stockholder approval if required by applicable law, rule or regulation, including Section 162(m), or any rule of the Nasdaq Stock Market. No amendment may impair the rights of a holder of an outstanding Award without the consent of such holder.

Change in Control

Unless otherwise provided in an Award agreement, in the event of a change in control of the Company, the Board (as constituted prior to such change in control) may, in its discretion, provide that (i) some or all outstanding options and SARs will become immediately exercisable in full or in part, (ii) the restriction period applicable to some or all outstanding Stock Awards will lapse in full or in part, (iii) the performance period applicable to some or all outstanding Awards will lapse in full or in part, and (iv) the performance measures applicable to some or all outstanding Awards will be deemed satisfied at the target or any other level. In addition, in the event of a change in control, the Board may, in its discretion, require that shares of stock of the company resulting from such change in control, or the parent thereof, be substituted for some or all of the shares of Company common stock subject to outstanding Awards as determined by the Board, and/or require outstanding Awards to be surrendered to the Company in exchange for a payment of cash, shares of capital stock in the company resulting from the change in control, or the parent thereof, or a combination of cash and shares.

Under the terms of the Plan, a change in control shall occur upon: (i) a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole; (ii) any consolidation or merger with or into any other entity, or any other corporate transaction in which the Company’s stockholders either: (A) own less than fifty percent (50%) of the economic interests in or voting power of the surviving entity or (B) do not have the power to elect a majority of the Board of Directors of the surviving entity; or (iii) any stock sale or other transaction or series of related transactions, after giving effect to which in excess of 50% of the Company’s voting power is owned by any entity and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the SEC under the Exchange Act), other than certain investors; but excluding, in any case referred to in clause (ii) or (iii) of this definition the Company’s initial public offering or any bona fide primary or secondary public offering following the occurrence of the IPO.

Tax Matters

In general, a participant will not recognize taxable income at the time a stock option is granted. Upon exercise of a non-qualified stock option, a participant will recognize compensation, taxable as ordinary income, equal to the excess of the fair market value of the shares of common stock purchased over their exercise price. In the case of “incentive stock options,” within the meaning of Section 422 of the Code, a participant will not recognize ordinary income at the time of exercise (except for purposes of the alternative minimum tax), and if the participant observes certain holding period requirements, then when the shares are sold, the entire gain over the exercise price will be taxable at capital gains rates. A participant has no taxable income at the time SARs are granted, but will recognize compensation taxable as ordinary income upon exercise in an amount equal to the fair market value of any shares of common stock delivered and the amount of any cash paid by the Company. A participant who is granted shares of restricted stock, including shares subject to performance conditions, generally will not recognize taxable income at the time the restricted stock is granted, but will recognize compensation taxable as ordinary income at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares of common stock at such time over the amount, if any, paid for such shares. However, a participant instead may elect to recognize compensation taxable as ordinary income on the date the restricted stock is granted in an amount equal to the fair market value of the shares on that date. The taxation of other stock-based Awards will depend on how such Awards are structured. Generally, a participant who is granted an award of restricted stock units, including restricted stock units subject to performance conditions, or some other performance unit will not recognize taxable income at the time such Award is granted. When the restrictions applicable to the Award lapse, and the shares of common stock subject to the restricted stock units or other Award are transferred (or any amount of cash is paid) to the participant, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the shares of common stock on the date of transfer and the amount of any cash paid by the Company.

Subject to the Section 162(m) deduction limitation described above, the Company may deduct, as a compensation expense, the amount of ordinary income recognized by a participant in connection with the Plan at the time such ordinary income is recognized by that participant.

New Plan Benefits

The number of performance-based awards granted under the Plan in any year is subject to the Compensation Committee’s discretion and is, therefore, not determinable.

The Board of Directors recommends a vote FOR approval of the performance measures included in the West Corporation Amended and Restated 2013 Long-Term Incentive Plan.

PROPOSAL 6—APPROVAL OF THE PERFORMANCE MEASURES IN THE AMENDED

AND RESTATED EXECUTIVE INCENTIVE PLAN

The Company is asking stockholders to approve the West Corporation Executive Incentive Compensation Plan (as amended from time to time, the “Executive Incentive Plan”) under which officers of the Company and its subsidiaries and divisions would be eligible to receive incentive awards based on the achievement of objective performance goals for performance periods commencing on or after January 1, 2015. The Amended and Restated Executive Incentive Plan was approved by the Board of Directors on March 20, 2014, subject to stockholder approval.

The Executive Incentive Plan will allow the Compensation Committee to utilize specified financial or individual measures (as more fully described below) when determining awards under the plan. Should the Executive Incentive Plan receive stockholder approval, it is intended that the plan will qualify for exemption under

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), which would generally allow awards granted under the plan to be tax deductible by us, assuming other applicable conditions are satisfied.

Description of the Executive Incentive Plan

The purpose of the Executive Incentive Plan is to attract, motivate and retain officers of the Company and its subsidiaries and divisions who have significant responsibility for the growth and long-term success of the Company by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded during a performance period and to provide for the payment of other special bonus awards. The Executive Incentive Plan will be administered by the Compensation Committee, which is comprised solely of independent directors.

The following description is qualified in its entirety by reference to the Executive Incentive Plan, a copy of which has been included as Appendix B to this proxy statement.

All officers of the Company and its subsidiaries and divisions may be designated for participation in the Executive Incentive Plan. The Compensation Committee will designate the eligible officers who will participate in the Executive Incentive Plan for a specified performance period. As of April 2, 2014, approximately fourteen officers are eligible to participate in the Executive Incentive Plan.

Under the Executive Incentive Plan, payment of awards to participating employees is subject to the attainment of specific performance goals and other terms and conditions established by the Compensation Committee for each performance period. A participant may receive an award under the Executive Incentive Plan based upon achievement of a performance goal or goals using one or more objective corporate-wide or subsidiary, division, operating unit or individual measures. With respect to awards payable to persons who are, or are expected to be, employed as the chief executive officer or one of the three other most highly compensated executive officers (excluding the chief financial officer) of the Company as of the last day of the Company’s taxable year (“162(m) Covered Employees”) and to the extent necessary for an award to be qualified performance-based compensation under Section 162(m), the applicable performance goals shall be based exclusively on one or more of the following objective corporate-wide or subsidiary, division, operating unit or individual measures, stated in either absolute terms or relative terms, such as rates of growth or improvement: the attainment by a share of common stock of the Company of a specified fair market value for a specified period of time, earnings per share, return to stockholders (including dividends), return on assets, return on equity, earnings of the Company before or after taxes and/or interest, revenues, expenses, market share, cash flow or cost reduction goals, interest expense after taxes, return on investment, return on investment capital, return on operating costs, economic value created, operating margin, gross margin, the achievement of annual operating profit plans, net income before or after taxes, depreciation and/or amortization, pretax earnings before interest, depreciation and/or amortization, pretax operating earnings after interest expense and before incentives, operating earnings, net cash provided by operations, and strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, days sales outstanding goals, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, productivity, efficiency, and goals relating to acquisitions or divestitures, or any combination of the foregoing. The applicable performance measures may be adjusted in accordance with Section 162(m) to reflect the impact of specified corporate transactions (such as a stock split or dividend), special charges, accounting or tax law changes and other extraordinary or nonrecurring events. Subject to Section 162(m), the Compensation Committee may also adjust objectives for mergers, acquisitions, joint ventures, stock buy backs, corporate allocations and other non-operating income items. With respect to participants who are not 162(m) Covered Employees and who are not expected to be 162(m) Covered Employees at any time during the applicable performance period, the performance goals may include any objective or subjective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed above.

A participant will be eligible to receive an award to the extent the Compensation Committee has previously certified that such goals have been achieved for the performance period. In all cases, the Compensation Committee has the sole and absolute discretion to reduce the amount of any payment under the Executive Incentive Plan that would otherwise be made to any participant or to decide that no payment will be made. No participant will receive a payment under the Executive Incentive Plan with respect to any performance period having a value in excess of $10,000,000, which maximum amount will be proportionally adjusted with respect to performance periods that are less than or more than one year in duration. For each performance period, the Compensation Committee will establish terms regarding the timing of payment of awards. The Compensation Committee may delegate its responsibilities under the Executive Incentive Plan to Company executives as it deems necessary, except that the Compensation Committee may not delegate its responsibilities with respect to bonuses payable to 162(m) Covered Employees.

No compensation will be paid under the Executive Incentive Plan to 162(m) Covered Employees if the Executive Incentive Plan is not approved by stockholders. If approved, the Executive Incentive Plan will be effective for performance periods commencing on or after January 1, 2015. The Compensation Committee may terminate the Executive Incentive Plan at any time.

New Plan Benefits

Any awards granted under the Executive Incentive Plan will be determined by the Compensation Committee and are, therefore, not determinable as of the date of this proxy statement.

The Board of Directors unanimously recommends a vote FOR the approval of the West Corporation Amended and Restated Executive Incentive Compensation Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2013 concerning the shares of the Company’s Common Stock that may be issued under existing equity compensation plans.

			Number of securities remaining available for
	Number of securities	Weighted-average	future issuance under equity
	to be issued upon exercise	exercise price of	compensation plans
	of outstanding options,	outstanding options,	(excluding securities reflected
	warrants and rights	warrants and rights	in column(a))
Plan category	(a)	($) (b)	(c)
Equity compensation plans approved by security holders:
2013 Long-Term Incentive Plan Stock Options	218,186	22.31	8,005,398
2013 Employee Stock Purchase Plan	-	-	1,000,000
2006 Executive Incentive Plan Stock Options	2,875,836	26.12	-
Nonqualified Deferred Compensation Plan (1)	1,328,333		1,971,667
Equity compensation plans not approved by security holders:	-	-	-

Total	4,422,355		10,977,065

(1) Pursuant to the terms of the Deferred Compensation Plan, eligible management, non-employee directors and other highly compensated employees who are approved for participation by the Compensation Committee of our Board of Directors may elect to defer their bonus and up to 50% of their salary, with such bonus and salary deferrals not to exceed $500,000. In accordance with the terms of the plan, such deferred compensation will be notionally invested in the same investments made available to participants of the 401(k) plan or our common stock. We match a percentage (50% in 2013) of any amounts notionally invested in our common stock, where matched amounts are subject to a five-year vesting schedule with 20% vesting each year after the individual first participates in the Deferred Compensation Plan. At December 31, 2013, the notionally granted common stock under the Deferred Compensation Plan, including both vested and unvested common stock was 1,328,333 shares.

REPORT OF THE AUDIT COMMITTEE

Management has the responsibility for the Company’s financial statements and overall financial reporting process, including the Company’s systems of internal controls. The independent registered public accounting firm has the responsibility to conduct an independent audit in accordance with generally accepted auditing standards and to issue an opinion on the accuracy of the Company’s financial statements and the effectiveness of the Company’s internal controls. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2013. The Audit Committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, the matters required to be discussed by the Statement on PCAOB Auditing Standard No. 16, Communications with Audit Committees, including its judgments as to the quality of the Company’s financial reporting. The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence. In considering the independence of the Company’s independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described above.

In reliance on the review and discussions described above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Respectfully submitted by the Audit Committee of the Board of Directors.

Gregory T. Sloma, Chair

Paul R. Garcia

Michael A. Huber

At the time this Report of the Audit Committee was approved, Mr. Huber was a member of the Committee. He has since been replaced on the Audit Committee by Mr. Adrean.

OTHER BUSINESS

The Board of Directors has no knowledge of any other matter to be submitted at the Annual Meeting of Stockholders. If any other matter shall properly come before the Annual Meeting, including a question of adjourning or postponing the meeting, the persons named in the proxies (or their substitutes) acting thereunder will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

ANNUAL REPORT AND COMPANY INFORMATION

A copy of our 2013 Annual Report to stockholders on Form 10-K is being furnished to stockholders concurrently herewith.

STOCKHOLDER PROPOSALS FOR THE 2015 ANNUAL MEETING

Proposals that stockholders wish to submit for inclusion in our proxy statement for our 2015 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Company’s Secretary at West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154 no later than December 12, 2014, unless the date of our 2015 Annual Meeting is more than 30 days before or after May 13, 2015, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials for our 2015 Annual Meeting. Any stockholder proposal submitted for inclusion must be eligible for inclusion in our proxy statement in accordance with the rules and regulations promulgated by the SEC.

With respect to proposals submitted by a stockholder other than for inclusion in our proxy statement for our 2015 Annual Meeting, timely notice of any stockholder proposal must be received by us in accordance with our Second Amended and Restated Bylaws no earlier than January 13, 2015 nor later than February 12, 2015, unless the date of our 2015 Annual Meeting is more than 30 days before or 60 days after May 13, 2015, in which case notice by the stockholder to be timely must be received no earlier than 120 days prior to the date of the 2015 Annual Meeting nor later than the later of (i) 90 days prior to the 2015 Annual Meeting and (ii) 10 days after the earlier of (A) the day on which notice of the date of the 2015 Annual Meeting was mailed or (B) the day on which public disclosure of the date of the 2015 Annual Meeting was made. Such notice must contain the information required by our Second Amended and Restated Bylaws.

It is important that your proxy be returned promptly, whether by mail, by telephone or via the Internet. The proxy may be revoked at any time by you before it is exercised. If you attend the meeting in person, you may withdraw any proxy (including a telephonic or Internet proxy) and vote your own shares.

By Order of the Board of Directors,

Thomas B. Barker
Chief Executive Officer and Chairman of the Board
April 11, 2014

Appendix A

WEST CORPORATION

AMENDED AND RESTATED

2013 LONG-TERM INCENTIVE PLAN

I.        INTRODUCTION

1.1        Purposes. The purposes of the West Corporation 2013 Long-Term Incentive Plan (this “Plan”) are (i) to align the interests of the Company’s stockholders and the recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining directors, officers, other employees and consultants and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders.

1.2        Certain Definitions.

“Agreement” shall mean the written agreement evidencing an award hereunder between the Company and the recipient of such award.

“Affiliate” means, with respect to any specified Person, (i) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise), and (ii) with respect to any natural Person, any member of the immediate family of such natural Person.

“Affiliated Fund” means with respect to any Investors, each corporation, trust, limited liability company, general or limited partnership or other entity under common control with that Investor (including any such entity with the same general partner or principal investment advisor as that Investor or with a general partner or principal investment advisor that is an Affiliate of the general partner or principal investment advisor of that Investor).

“Board” shall mean the Board of Directors of the Company.

“Change in Control” shall have the meaning set forth in Section 5.8(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Committee designated by the Board, consisting of two or more members of the Board, each of whom may be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code and (iii) “independent” within the meaning of the rules of NASDAQ or, if the Common Stock is not listed on NASDAQ, within the meaning of the rules of the principal national stock exchange on which the Common Stock is then traded.

“Common Stock” shall mean the common stock, par value $.001 per share, of the Company, and all rights appurtenant thereto.

“Company” shall mean West Corporation, a Delaware corporation, or any successor thereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean the closing transaction price of a share of Common Stock as reported on NASDAQ on the date as of which such value is being determined or, if the Common Stock is not listed on NASDAQ, the closing transaction price of a share of Common Stock on the principal national stock exchange on which the Common Stock is traded on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that if the Common Stock is not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with Section 409A of the Code.

“Free-Standing SAR” shall mean an SAR which is not granted in tandem with, or by reference to, an option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock (which may be Restricted Stock) with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

“Incentive Stock Option” shall mean an option to purchase shares of Common Stock that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.

“Initial Public Offering” means the initial public offering of the Company registered on Form S-1 (or any successor form under the Securities Act of 1933, as amended).

“Investors” means the Other Investors, Quadrangle Investors and THL Investors.

“NASDAQ” shall mean the Nasdaq Stock Market of the National Association of Securities Dealers, Inc. Automated Quotation System.

“Non-Employee Director” shall mean any director of the Company who is not an officer or employee of the Company or any Subsidiary.

“Nonqualified Stock Option” shall mean an option to purchase shares of Common Stock which is not an Incentive Stock Option.

“Other Investors” means SONJ Private Opportunities Fund, L.P. and its Affiliates.

“Performance Measures” shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an option or SAR or (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the holder’s interest, in the case of a Restricted Stock Award, of the shares of Common Stock subject to such award, or, in the case of a Restricted Stock Unit Award or Performance Unit Award, to the holder’s receipt of the shares of Common Stock subject to such award or of payment with respect to such award. To the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder, the criteria and objectives shall include, without limitation, one or more of the following corporate-wide or subsidiary, division, operating unit or individual measures, stated in either absolute terms or relative terms, such as rates of growth or improvement: the attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time, earnings per share, return to stockholders (including dividends), return on assets, return on equity, earnings of the Company before or after taxes and/or interest, revenues, expenses, market share, cash flow or cost reduction goals, interest expense after taxes, return on investment, return on investment capital, return on operating costs, economic value created, operating margin, gross margin, the achievement of annual operating profit plans, net income before or after taxes, pretax earnings before interest, depreciation and/or amortization, pretax operating earnings after interest expense and before incentives, operating earnings, net cash provided by operations, and strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, days sales outstanding goals, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, productivity, efficiency, and goals relating to acquisitions or divestitures, or any combination of the foregoing. In the sole discretion of the Committee, unless such action would cause a grant to a “covered employee” (within the meaning of Section 162(m) of the Code) to fail to qualify as qualified performance-based compensation under Section 162(m) of the Code, the Committee may amend or adjust the Performance Measures or other terms and conditions of an outstanding award in accordance with Section 162(m) of the Code to reflect the impact of specified corporate transactions (such as a stock split, stock dividend or stock buy back), special charges, corporate allocations, accounting or tax law changes and other extraordinary or nonrecurring events. All objectives are based upon the Company’s operations. Objectives may include results derived from mergers, acquisitions and joint ventures if approved by the Committee in accordance with Section 162(m). If the Committee determines that it is advisable to grant awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee may grant such award without satisfying the requirements of Section 162(m) of the Code and that use Performance Measures other than those specified herein. Furthermore, with respect to participants who are not “covered employees” within the meaning of Section 162(m) of the Code and who, in the Committee’s judgment, are not likely to be covered employees at any time during the applicable performance period or during any period in which an award may be paid following a performance period, the performance goals established for the performance period may consist of any objective or subjective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed herein.

“Performance Option” shall mean an Incentive Stock Option or Nonqualified Stock Option, the grant of which or the exercisability of all or a portion of which is contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Performance Period” shall mean any period designated by the Committee during which (i) the Performance Measures applicable to an award shall be measured and (ii) the conditions to vesting applicable to an award shall remain in effect.

“Performance Unit” shall mean a right to receive, contingent upon the attainment of specified Performance Measures within a specified Performance Period, a specified cash amount or, in lieu thereof, shares of Common Stock having a Fair Market Value equal to such cash amount.

“Performance Unit Award” shall mean an award of Performance Units under this Plan.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Quadrangle Investors” means Quadrangle Capital Partners II LP, Quadrangle Capital Partners II-A LP, Quadrangle Select Partners II LP and their respective Affiliates.

“Restricted Stock” shall mean shares of Common Stock which are subject to a Restriction Period and which may, in addition thereto, be subject to the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Award” shall mean an award of Restricted Stock under this Plan.

“Restricted Stock Unit” shall mean a right to receive one share of Common Stock or, in lieu thereof, the Fair Market Value of such share of Common Stock in cash, which shall be contingent upon the expiration of a specified Restriction Period and which may, in addition thereto, be contingent upon the attainment of specified Performance Measures within a specified Performance Period.

“Restricted Stock Unit Award” shall mean an award of Restricted Stock Units under this Plan.

“Restriction Period” shall mean any period designated by the Committee during which (i) the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such award, or (ii) the conditions to vesting applicable to a Restricted Stock Unit Award shall remain in effect.

“SAR” shall mean a stock appreciation right which may be a Free-Standing SAR or a Tandem SAR.

“Stock Award” shall mean a Restricted Stock Award or a Restricted Stock Unit Award.

“Stockholder Agreement” means the Stockholder Agreement, dated as of October 24, 2006, among the Company, THL Investors, Quadrangle Investors, Other Investors, Founders and Managers named therein.

“Subsidiary” shall mean any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity.

“Tandem SAR” shall mean an SAR which is granted in tandem with, or by reference to, an option (including a Nonqualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such option, shares of Common Stock (which may be Restricted Stock) with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such option, or portion thereof, which is surrendered.

“Tax Date” shall have the meaning set forth in Section 5.5.

“Ten Percent Holder” shall have the meaning set forth in Section 2.1(a).

“THL Investors” means Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Equity Fund VI Investors (West), L.P., THL Coinvestment Partners, L.P., Putnam Investments Holdings, LLC, Putnam Investments Employees’ Securities Company III LLC, THL Fund VI Bridge Corp., THL Parallel Fund VI Bridge Corp., THL DT Fund VI Bridge Corp. and their respective Affiliates.

1.3        Administration. This Plan shall be administered by the Committee. Any one or a combination of the following awards may be made under this Plan to eligible persons: (i) options to purchase shares of Common Stock in the form of Incentive Stock Options or Nonqualified Stock Options (which may include Performance Options), (ii) SARs in the form of Tandem SARs or Free-Standing SARs, (iii) Stock Awards in the form of Restricted Stock or Restricted Stock Units and (iv) Performance Units. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each award to such persons and, if applicable, the number of shares of Common Stock, the number of SARs, the number of Restricted Stock Units and the number of Performance Units subject to such an award, the exercise price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. The Committee may, in its sole discretion and for any reason at any time, unless such action would cause a grant to a covered employee to fail to qualify under Section 162(m) of the Code and regulations thereunder as qualified performance-based compensation, take action such that (i) any or all outstanding options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction

Period applicable to any outstanding Restricted Stock or Restricted Stock Units shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding Restricted Stock, Restricted Stock Units or Performance Units shall lapse and (iv) the Performance Measures (if any) applicable to any outstanding award shall be deemed to be satisfied at the target or any other level. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.

The Committee may delegate some or all of its power and authority hereunder to the Board or, subject to applicable law, to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that (i) the Committee may not delegate its power and authority to the Board or the Chief Executive Officer or other executive officer of the Company with regard to the grant of an award to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the period an award hereunder to such employee would be outstanding and (ii) the Committee may not delegate its power and authority to the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.

No member of the Board or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Certificate of Incorporation and/or By-laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.

A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.

1.4        Eligibility. Participants in this Plan shall consist of such officers, other employees, consultants and nonemployee directors, and persons expected to become officers, other employees, consultants and nonemployee directors, of the Company and its Subsidiaries as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. For purposes of this Plan, references to employment by the Company shall also mean employment by a Subsidiary.

1.5        Shares Available. Subject to adjustment as provided in Section 5.7 and to all other limits set forth in this Section 1.5, 8,500,000 shares of Common Stock shall be available for all awards under this Plan, reduced by the sum of the aggregate number of shares of Common Stock which become subject to outstanding options, outstanding Free-Standing SARs and outstanding Stock Awards and delivered upon the settlement of Performance Units. To the extent that shares of Common Stock subject to an outstanding option, SAR or stock award granted under the Plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares subject to an option cancelled upon settlement in shares of a related tandem SAR or shares subject to a tandem SAR cancelled upon exercise of a related option) or (ii) the settlement of such award in cash, then such shares of Common Stock shall again be available under this Plan.

Notwithstanding anything in this Section 1.5 to the contrary, shares of Common Stock subject to an award under this Plan may not be made available for issuance under this Plan if such shares are: (i) shares that were subject to a stock-settled SAR and were not issued upon the net settlement or net exercise of such SAR, (ii) shares used to pay the exercise price of an Incentive Stock Option or Nonqualified Stock Option, (iii) shares delivered to or withheld by the Company to pay withholding taxes related to an award under this Plan, or (iv) shares repurchased on the open market with the proceeds of an option exercise.

Shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.

1.6        Per Person Limits. To the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder (i) the maximum number of shares of Common Stock with respect to which options or SARs, or a combination thereof, may be granted during any fiscal year of the Company to any person shall be 1,000,000 shares, subject to adjustment as provided in Section 5.7, (ii) with respect to Stock Awards subject to Performance Measures or Performance Units denominated in Common Stock, which in either case are intended to qualify as performance-based awards under Section 162(m) of the Code, the maximum number of shares of Common Stock subject to such awards that may be earned by any person for each 12-month period during a Performance Period shall be 1,000,000 shares, subject to adjustment as provided in Section 5.7, and (iii) with respect to Performance Units denominated in cash that are intended to qualify as performance-based awards under Section 162(m) of the Code, the maximum amount that may be earned by any person for each 12-month period during a Performance Period shall be $10,000,000.

II.        STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

2.1        Stock Options. The Committee may, in its discretion, grant options to purchase shares of Common Stock to such eligible persons as may be selected by the Committee. Each option, or portion thereof, that is not an Incentive Stock Option, shall be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute Nonqualified Stock Options.

Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a)        Number of Shares and Purchase Price. The number of shares of Common Stock subject to an option and the purchase price per share of Common Stock purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of a Nonqualified Stock Option or an Incentive Stock Option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option; provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a “Ten Percent Holder”), the purchase price per share of Common Stock shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.

(b)        Option Period and Exercisability. The period during which an option may be exercised shall be determined by the Committee; provided, however, that no Incentive Stock Option or Nonqualified Stock Option shall be exercised later than ten years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, determine that an option is to be granted as a Performance Option and may establish an applicable Performance Period and Performance Measures which shall be satisfied or met as a condition to the grant of such option or to the exercisability of all or a portion of such option. The

Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

(c)        Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanying such notice with payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (D) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the option, (ii) if applicable, by surrendering to the Company any Tandem SARs which are cancelled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No shares of Common Stock shall be issued and no certificate representing Common Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 5.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).

2.2        Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee. The Agreement relating to an SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR.

SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a)        Number of SARs and Base Price. The number of SARs subject to an award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share of Common Stock of the related option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR.

(b)        Exercise Period and Exercisability. The period for the exercise of an SAR shall be determined by the Committee; provided, however, that no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related option and no Free-Standing SAR shall be exercised later than ten years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free-Standing SAR, only with respect to a whole number of SARs. If an SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c), or such shares shall be transferred to the holder in book entry form with restrictions on the Shares duly noted, and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.2(d). Prior to the exercise of an SAR, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR.

(c)         Method of Exercise. A Tandem SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised (A) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (B) by executing such documents as the Company may reasonably request.

2.3         Termination of Employment or Service. All of the terms relating to the exercise, cancellation or other disposition of an option or SAR upon a termination of employment or service with the Company of the holder of such option or SAR, as the case may be, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee.

2.4        No Repricing. Notwithstanding anything in this Plan to the contrary and subject to Section 5.7, without the approval of the stockholders of the Company the Committee will not amend or replace any previously granted option or SAR in a transaction that constitutes a “repricing,” as such term is used in IM-5635-1 of the NASDAQ Listing Rules.

III.        STOCK AWARDS

3.1        Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award or a Restricted Stock Unit Award.

3.2        Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a)        Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Award shall be determined by the Committee.

(b)        Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

(c)        Stock Issuance. During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder’s name and may bear a legend, in addition to any legend which may be required pursuant to Section 5.6, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), subject to the Company’s right to require payment of any taxes in accordance with Section 5.5, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award.

(d)        Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that (i) a distribution with respect to shares of Common Stock, other than a regular cash dividend, and (ii) a regular cash dividend with respect to shares of Common Stock that are subject to performance-based vesting conditions, in each case, shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made.

3.3        Terms of Restricted Stock Unit Awards. Restricted Stock Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a)        Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Unit Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Unit Award shall be determined by the Committee.

(b)        Vesting and Forfeiture. The Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Restricted Stock Unit Award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.

(c)        Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such award may be settled in shares of Common Stock or cash or a combination thereof and (ii) whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. Prior to the settlement of a Restricted Stock Unit Award, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award.

3.4        Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Stock Award, or any forfeiture and cancellation of such award upon a termination of employment or service with the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee.

IV.        PERFORMANCE UNIT AWARDS

4.1        Performance Unit Awards. The Committee may, in its discretion, grant Performance Unit Awards to such eligible persons as may be selected by the Committee.

4.2        Terms of Performance Unit Awards. Performance Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a)        Number of Performance Units and Performance Measures. The number of Performance Units subject to a Performance Unit Award and the Performance Measures and Performance Period applicable to a Performance Unit Award shall be determined by the Committee.

(b)        Vesting and Forfeiture. The Agreement relating to a Performance Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Performance Unit Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such award if the specified Performance Measures are not satisfied or met during the specified Performance Period.

(c)         Settlement of Vested Performance Unit Awards. The Agreement relating to a Performance Unit Award shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof. If a Performance Unit Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be issued to the holder in book entry form or a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.2(c) and the holder of such Restricted Stock shall have such rights as a stockholder of the Company as determined pursuant to Section 3.2(d). Prior to the settlement of a Performance Unit Award in shares of Common Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company.

4.3         Termination of Employment or Service. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Unit Award, or any forfeiture and cancellation of such award upon a termination of employment or service with the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee.

V.         GENERAL

5.1         Effective Date and Term of Plan. This Plan shall be submitted to the stockholders of the Company for approval and, if approved, shall become effective immediately prior to the closing of the Initial Public Offering. This Plan shall terminate on the tenth anniversary of Board approval of the Plan, unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination. Awards hereunder may be made at any time prior to the termination of this Plan, provided that no award may be made later than ten years after the effective date of this Plan.

5.2         Amendments. The Board may amend this Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code and any rule of NASDAQ, or, if the Common Stock is not listed on NASDAQ, any rule of the principal national stock exchange on which the Common Stock is then traded; provided, however, that no amendment may impair the rights of a holder of an outstanding award without the consent of such holder.

5.3         Agreement. Each award under this Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until an Agreement is executed by the Company and the recipient of such award and, upon execution by each party and delivery of the Agreement to the Company within the time period specified by the Company, such award shall be effective as of the effective date set forth in the Agreement.

5.4         Non-Transferability. No award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Agreement relating to such award, to the holder’s family members, a trust or entity established by the holder for estate planning purposes or a charitable organization designated by the holder. Except to the extent permitted by the foregoing sentence or the Agreement relating to an award, each award may be exercised or settled during the holder’s lifetime only by the holder or the holder’s legal representative or similar person. Except as permitted by the second preceding sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder shall immediately become null and void.

5.5        Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. An Agreement may provide that (i) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation, (D) in the case of the exercise of an option and except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the award. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

5.6        Restrictions on Shares. Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

5.7        Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities available under this Plan, the number and class of securities subject to each outstanding option and the purchase price per security, the terms of each outstanding SAR, the terms of each outstanding Restricted Stock Award and Restricted Stock Unit Award, including the number and class of securities subject thereto, and the terms of each outstanding Performance Unit, shall be equitably adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs in accordance with Section 409A of the Code. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any such adjustment would result in a fractional security being (a) available under this Plan, such fractional security shall be disregarded, or (b) subject to an award under this Plan, the Company shall pay the holder of such award, in connection with the first vesting, exercise or settlement of such award, in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the vesting, exercise or settlement date over (B) the exercise or base price, if any, of such award.

5.8        Change in Control.

(a)        Notwithstanding any provision in this Plan or any Agreement, in the event of a Change in Control, the Board (as constituted prior to such Change in Control) may, in its discretion:

(i)        provide that (A) some or all outstanding options and SARs shall immediately become exercisable in full or in part, (B) the Restriction Period applicable to some or all outstanding Restricted Stock Awards and Restricted Stock Unit Awards shall lapse in full or in part, (C) the Performance Period applicable to some or all outstanding awards shall lapse in full or in part, and (D) the Performance Measures applicable to some or all outstanding awards shall be deemed to be satisfied at the target or any other level;

(ii)        require that shares of stock of the corporation resulting from such Change in Control, or a parent corporation thereof, be substituted for some or all of the shares of Common Stock subject to an outstanding award, with an appropriate and equitable adjustment to such award as shall be determined by the Board in accordance with Section 5.7; and/or

(iii)        require outstanding awards, in whole or in part, to be surrendered to the Company by the holder, and to be immediately cancelled by the Company, and to provide for the holder to receive (A) a cash payment in an amount equal to (i) in the case of an option or an SAR, the number of shares of Common Stock then subject to the portion of such option or SAR surrendered multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock as of the date of the Change in Control, over the purchase price or base price per share of Common Stock subject to such option or SAR, (ii) in the case of a Stock Award, the number of shares of Common Stock then subject to the portion of such award surrendered multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change in Control, and (iii) in the case of a Performance Unit Award, the value of the Performance Units then subject to the portion of such award surrendered; (B) shares of capital stock of the corporation resulting from such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (A) above; or (C) a combination of the payment of cash pursuant to clause (A) above and the issuance of shares pursuant to clause (B) above.

(b)        For purposes of this Plan, “Change in Control” means the occurrence of any of the following:

(1)        a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole;

(2)        any consolidation or merger of the Company with or into any other corporation or other person, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or transaction, own capital stock and either:

(i)        represent directly, or indirectly through one or more entities, less than fifty percent (50%) of the economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction, or

(ii)        do not directly, or indirectly through one or more entities, have the power to elect a majority of the entire board of directors of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction; or

(3)        any stock sale or other transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of fifty percent (50%) of the Company’s voting power is owned directly, or indirectly though one or more entities, by any person and its “affiliates” or “associates” (as such terms are defined in the rules adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), other than the Investors and their respective Affiliated Funds; but excluding, in any case referred to in clause (2) or (3) of this definition the Initial Public Offering or any bona fide primary or secondary public offering following the occurrence of the Initial Public Offering.

5.9        Deferrals. The Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the exercise or settlement of all or a portion of any award (other than awards of Incentive Stock Options, Nonqualified Stock Options and SARs) made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code.

5.10        No Right of Participation, Employment or Service. Unless otherwise set forth in an employment agreement, no person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by or service with the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

5.11        Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

5.12        Designation of Beneficiary. A holder of an award may file with the Committee a written designation of one or more persons as such holder’s beneficiary or beneficiaries (both primary and contingent) in the event of the holder’s death or incapacity. To the extent an outstanding option or SAR granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option or SAR pursuant to procedures prescribed by the Committee.

Each beneficiary designation shall become effective only when filed in writing with the Committee during the holder’s lifetime on a form prescribed by the Committee. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations.

If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding option and SAR hereunder held by such holder, to the extent exercisable, may be exercised by such holder’s executor, administrator, legal representative or similar person.

5.13        Governing Law. This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

5.14         Foreign Employees. Without amending this Plan, the Committee may grant awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

Appendix B

WEST CORPORATION

AMENDED AND RESTATED

EXECUTIVE INCENTIVE COMPENSATION PLAN

1. Purpose

The principal purposes of the West Corporation Executive Incentive Compensation Plan (the “Plan”) are to assist West Corporation (“West”) in attracting, motivating and retaining officers who have significant responsibility for the growth and long-term success of West and its subsidiaries and divisions (collectively, the “Company”) by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for the applicable performance period and to provide for the payment of other special bonus awards. It is intended that amounts payable under this Plan to participants who are “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) will constitute “qualified performance-based compensation” within the meaning of U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any awards hereunder shall be so interpreted and construed to the maximum extent possible.

2. Administration of the Plan

The Plan shall be administered by the Compensation Committee of the Board, which is intended to be comprised of members of the Board that are “outside directors” within the meaning of Section 162(m) of the Code, or such other committee designated by the Board that satisfies any then applicable requirements of the principal national stock exchange on which the common stock of West is then traded to constitute a compensation committee, and which consists of two or more members of the Board, each of whom is intended to be an “outside director” within the meaning of Section 162(m) of the Code (the “Committee”).

The Committee shall have all the powers vested in it by the terms of this Plan, such powers to include, without limitation, the authority (within the limitations described herein and subject to the requirements of Section 162(m) of the Code) to select the persons to be granted awards under the Plan, to determine the time when awards will be granted, to establish the performance goals and other terms and conditions that are to apply to each award granted hereunder, to determine in writing prior to the payment of any award whether objectives and conditions for earning awards have been met, to determine whether awards will be paid on a deferred basis, and to determine whether an award or payment of an award should be reduced or eliminated.

The Committee shall have full power and authority to administer and interpret the Plan and any award granted hereunder, and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its stockholders and any person receiving an award under the Plan.

3. Eligibility

Participants in this Plan shall consist of officers of the Company as the Committee in its sole discretion may select from time to time. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time.

4. Awards

(a) Types of Awards. The Committee may grant awards to eligible officers, subject to the terms and conditions set forth in the Plan. Under this Plan, officers of the Company may be granted cash incentive award opportunities with respect to a fiscal year of the Company or other performance period determined by the Committee (“Performance Period”) and any other special bonus awards approved by the Committee from time to time.

(b) Performance Targets. The Committee shall establish with respect to each Performance Period one or more objective performance goals for each participant or for any group of participants (or both). To the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code and the regulations thereunder, performance goals shall include, without limitation, one or more of the following corporate-wide or subsidiary, division, operating unit or individual measures, stated in either absolute terms or relative terms, such as rates of growth or improvement: the attainment by a share of common stock of West of a specified fair market value for a specified period of time, earnings per share, return to stockholders (including dividends), return on assets, return on equity, earnings of West before or after taxes and/or interest, revenues, expenses, market share, cash flow or cost reduction goals, interest expense after taxes, return on investment, return on investment capital, return on operating costs, economic value created, operating margin, gross margin, the achievement of annual operating profit plans, net income before or after taxes, pretax earnings before interest, depreciation and/or amortization, pretax operating earnings after interest expense and before incentives, operating earnings, net cash provided by operations, and strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion goals, cost targets, days sales outstanding goals, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, productivity, efficiency, and goals relating to acquisitions or divestitures, or any combination of the foregoing. Performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time. With respect to participants who are not “covered employees” within the meaning of Section 162(m) of the Code and who, in the Committee’s judgment, are not likely to be covered employees at any time during the applicable performance period or during any period in which an award may be paid following a performance period, the performance goals established for the performance period may consist of any objective or subjective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed herein. Performance goals shall be subject to such other special rules and conditions as the Committee may establish; provided, however, that to the extent such goals relate to awards to “covered employees” within the meaning of Section 162(m) of the Code, such special rules and conditions shall not be inconsistent with the provisions of Treasury regulation Section 1.162-27(e) or any successor regulation describing “qualified performance-based compensation.”

(c) Adjustments. The Committee may provide for the performance targets or the manner in which performance will be measured against the performance targets to be adjusted, in accordance with Section 162(m) of the Code, in such manner as it deems appropriate to reflect the impact of specified corporate transactions (such as a stock split or stock dividend or a stock buy back), special charges, corporate allocations, accounting or tax law changes and other extraordinary or nonrecurring events. All objectives are based upon the Company’s operations. Results derived from mergers, acquisitions and joint ventures may be included, as approved by the Committee in accordance with Section 162(m) of the Code.

(d) Payment of Awards. Performance-based awards shall be payable in cash upon certification by the Committee that the specified performance targets for the applicable Performance Period were achieved; provided, however, that such payment shall occur no later than the March 15th occurring immediately after the calendar year in which the applicable Performance Period ends for which specified performance targets were achieved. The Company may pay up to seventy-five (75%) of the performance award on a quarterly basis during the performance period; provided, however, that such quarterly payments shall only be paid upon the certification by the Committee that the specified performance targets have been achieved on a quarterly basis. Notwithstanding the foregoing, a participant may elect to defer all or a portion of any award otherwise payable in accordance with this section, if permitted pursuant to a deferred compensation plan adopted by, or an agreement entered into with, the Company, provided that such deferral does not adversely affect the treatment of the award as performance-based compensation and provided that such deferral opportunity complies with Section 409A of the Code.

(e) Maximum Awards. No participant shall receive a payment under the Plan with respect to any performance period having a value in excess of $10,000,000, which maximum amount shall be proportionately adjusted with respect to performance periods that are less than or greater than one year in duration.

5. Miscellaneous Provisions

(a) Guidelines. The Committee may adopt from time to time written policies for its implementation of the Plan.

(b) Delegation of Administrative Authority. The Committee, as it deems necessary, may delegate its responsibilities for administering the Plan to Company executives; provided, however, that with respect to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the applicable performance period or during any period in which an award may be paid following a performance period, only the Committee shall be permitted to (i) designate such person to participate in the Plan for such performance period, (ii) establish performance goals and awards for such person and (iii) certify the achievement of such performance goals.

(c) Restriction on Transfer. No award under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.

(d) Designation of Beneficiary. If permitted by the Company, a participant may file with the Company a written designation of one or more persons as such participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the participant’s death. Each beneficiary designation shall become effective only when filed in writing with the Company during the participant’s lifetime on a form prescribed by the Committee. The spouse of a married participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a participant fails to designate a beneficiary, or if all designated beneficiaries of a participant predecease the participant, then each outstanding award shall be payable to the participant’s executor, administrator, legal representative or similar person.

(e) Other Plans. Neither the adoption of the Plan nor the submission of the Plan to West’s stockholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

(f) Withholding. The Company shall have the right to require, prior to the payment of any amount pursuant to an award made hereunder, payment by the participant of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award.

(g) No Rights to Awards. Except as set forth herein, no Company employee or other person shall have any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company.

(h) Costs and Expenses. The cost and expenses of administering the Plan shall be borne by the Company and not charged to any award or to any participant receiving an award.

(i) Funding of Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

(j) Governing Law. The Plan and all rights and awards hereunder shall be construed in accordance with and governed by the laws of the state of Delaware.

6. Effective Date, Amendments and Termination

(a) Effective Date. The Plan shall become effective for performance periods commencing on or after January 1, 2015, subject to the approval of the Plan at West’s 2014 annual meeting of stockholders. In the event that the Plan is not approved by the stockholders of West, the Plan shall be null and void with respect to participants who are “covered employees” within the meaning of Section 162(m) of the Code.

(b) Amendments. The Board may amend the Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code.

(c) Termination. The Plan shall continue in effect until terminated by the Board.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” the following:

1.	Election of directors:
		FOR	AGAINST	ABSTAIN
	01 Thomas B. Barker	☐	☐	☐
	02 Anthony J. DiNovi	☐	☐	☐

  Please fold here – Do not separate

The Board of Directors Recommends a Vote “FOR” Items 2 and 3,

for “1 year” on Item 4, and “FOR” Items 5 and 6:

2.	Ratification of Independent Registered Public Accounting Firm			☐	For		☐	Against	☐	Abstain

3.	Advisory Vote to Approve Named Executive Officer Compensation			☐	For		☐	Against	☐	Abstain

4.	Advisory Vote on the Frequency of Advisory Votes to Approve	☐	1 Year		☐	2 Years	☐ 3 Years		☐	Abstain
Named Executive Officer Compensation

5.	Approval of the Performance Measures in the Amended and Restated			☐	For		☐	Against	☐	Abstain
2013 Long-Term Incentive Plan

6.	Approval of the Performance Measures in the Amended and Restated			☐	For		☐	Against	☐	Abstain
Executive Incentive Plan

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date
Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

WEST CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 13, 2014

10:00 a.m.

11808 Miracle Hills Drive

Omaha, Nebraska 68154

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 13, 2014.

If no choice is specified, the proxy will be voted “FOR” the election of directors set forth in Item 1, “FOR” Items 2 and 3, for “1 year” on Item 4, and “FOR” Items 5 and 6.

By signing the proxy, you revoke all prior proxies and appoint Thomas B. Barker and David C. Mussman, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

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May 12, 2014	(CT) on May 12, 2014.
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